UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEAPFROG ENTERPRISES, INC.
6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, August 13, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of LeapFrog Enterprises, Inc. (the “Annual Meeting”). The Annual Meeting will be held on Thursday, August 13, 2015 at 9:00 a.m. Pacific Daylight Time at our headquarters located at 6401 Hollis Street, Suite 100, Emeryville, California.

Proposals to be considered at the Annual Meeting:

1.	Election of our board’s nine nominees for director to serve for the ensuing year and until their successors are elected.
2.	Ratification of the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2016.
3.	Approval of an amendment to our Amended and Restated Bylaws to adopt Delaware as the exclusive jurisdiction for certain legal proceedings.
4.	Approval of an amendment to the LeapFrog Enterprises, Inc. 2011 Equity and Incentive Plan to increase the number of shares in the share reserve.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the Annual Meeting is June 18, 2015. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof.

We are providing our stockholders with access to the proxy materials over the Internet using the “Notice and Access” delivery model established by the Securities and Exchange Commission. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about July 2, 2015, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Robert L. Lattuga
Senior Vice President and General Counsel

Emeryville, California
July 2, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2015 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	August 13, 2015 at 9:00 a.m., Pacific Daylight Time
Place:	LeapFrog’s headquarters at 6401 Hollis Street, Suite 100, Emeryville, California 94608
Record Date:	June 18, 2015
Mailing Date:	On or about July 2, 2015

VOTING MATTERS AND BOARD RECOMMENDATIONS

Matter	Our Board’s Recommendation
Election of our board’s nine (9) nominees for director (Page 7)	FOR each director nominee
Ratification of PricewaterhouseCoopers LLP as our independent accounting firm for the 2016 Fiscal Year (Page 13)	FOR
Approval of an amendment to our Amended and Restated Bylaws (Page 16)	FOR
Approval of an amendment to the LeapFrog Enterprises, Inc. 2011 Equity and Incentive Plan (Page 18)	FOR

BOARD NOMINEES

Name	Age	Director Since	Experience/Qualification	Independent	Other Public Company Boards
John Barbour	56	2011	Leadership/Retail/E-commerce	No	0
William B. Chiasson	63	2010	Leadership/Finance/Consumer Products	Yes	1
Thomas J. Kalinske	70	1997	Leadership/Video Game and Toy Industries	Yes	1
Stanley E. Maron	67	1997	Corporate Governance/Tax/Transactional	Yes	0
E. Stanton McKee, Jr.	70	2003	Finance/Video Game Industry	Yes	1
Joanna Rees	53	2014	Finance/Marketing/Education	Yes	1
Randy O. Rissman	67	2011	Leadership/Game and Toy Industries	Yes	0
Caden C. Wang	63	2005	Finance/Retail/Consumer Products	Yes	0
Stephen M. Youngwood	45	2014	Digital Media/Entertainment	Yes	0

HIGHLIGHTS FROM THE COMPENSATION DISCUSSION & ANALYSIS

Financial Results	Net sales of $362 million and an operating loss of $84 million for the 2014 calendar year were below expectations for the year.
Key Compensation Decisions	Annual Incentives: Annual performance-based bonuses were not paid during the fiscal year ended March 31, 2015 (Fiscal 2015) or the transition period from January 1, 2014 to March 31, 2014 (Transition Period).
Long-Term Incentives: All named executive officers received equity awards during Fiscal 2015 or the Transition Period, reinforcing alignment of their long-term incentives with stockholder interests.
Base Salaries: Named executive officers received base salaries increases between 3.0 – 4.3% as part of our company-wide annual review process after the 2013 calendar year.

Effective Governance Practices	Our compensation philosophy and related corporate governance policies and practices are designed to align our executive compensation with long-term stockholder interests. The majority of the target total direct compensation opportunity for each of our executive officers is performance-based.
We maintain specific corporate governance and compensation practices to ensure consistency with the Company’s short-term and long-term goals.
Say-on-Pay Votes	In the 2014 calendar year, our stockholders approved the compensation of our named executive officers with over 97.7% of the votes cast.
Our board of directors has selected every three years as the frequency of future stockholder advisory (“say-on-pay”) votes on the compensation of our named executive officers. Accordingly, our next say-on-pay vote will be in the 2017 calendar year.

6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

Only stockholders of record of LeapFrog Enterprises, Inc. (which we refer to in this proxy statement as LeapFrog, the Company, we or us) at the close of business on June 18, 2015, the record date, will be entitled to vote at the 2015 annual meeting of stockholders of LeapFrog (the “Annual Meeting”). On the record date, there were 66,328,506 shares of Class A common stock and 4,394,354 shares of Class B common stock outstanding and entitled to vote. Each share of our Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes.

Voting Your Proxy

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you will receive instructions from such entity that you must follow in order to have your shares voted. You are also invited to attend the Annual Meeting. However, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

If your shares are registered directly with American Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or you hold Class B common stock, then you are a stockholder of record and you can instruct the proxies how to vote following the instructions listed on the Notice of Internet Availability or the proxy card. You can vote your shares via the Internet by following the instructions in the Notice of Internet Availability. If you vote via the Internet, you do not need to mail a proxy card. You can also vote your shares by mail by filling out the proxy card and returning it per the instructions on the card. You can also come to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the board of directors: for each director nominee, for ratification of the appointment of our independent registered public accounting firm, for the amendment to our Amended and Restated Bylaws and for the amendment to the LeapFrog Enterprises, Inc. 2011 Equity and Incentive Plan (“2011 EIP”).

Revoking Your Proxy

You can revoke your proxy at any time before the final vote at the meeting. If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are the record holder of record of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy through our Internet voting site;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463; or
•	You may attend the Annual Meeting and vote in person.

Matters to be Presented

There are four matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s nine (9) nominees for director;
2.	Ratification of the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP, PwC, as our independent registered public accounting firm for our fiscal year ending March 31, 2016;
3.	Approval of an amendment to our Amended and Restated Bylaws to adopt Delaware as the exclusive jurisdiction for certain legal proceedings; and
4.	Approval of an amendment to the 2011 EIP to increase the share reserve.

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Quorum; How are Votes Counted

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person, by remote communication or represented by proxy the holders of stock representing a majority of the voting power of all outstanding shares of stock entitled to vote. On the record date, there were 66,328,506 shares of Class A common stock outstanding and 4,394,354 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total 110,272,046 votes. Thus, holders of shares representing at least 55,136,024 votes must be present or represented by proxy at the meeting to have a quorum.

Shares that are voted in person, by remote communication or by proxy are counted for purposes of establishing a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will also be counted for purposes of calculating whether a quorum is present. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

Voting

Votes will be counted by the inspector of election appointed for the meeting. For the election of directors, you may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For the proposal to ratify the selection of PwC as our independent registered public accounting firm, for the approval of an amendment to our bylaws and for the approval of the amendment to the 2011 EIP, you may vote “For” or “Against” the proposal or abstain from voting.

The nine nominees for director receiving the most “For” votes will be elected to our board of directors. Broker non-votes will not count for or against any nominees. With respect to the ratification of PwC, the proposal to amend our bylaws and the proposal to amend the 2011 EIP, the proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. Broker non-votes will not count for or against the proposals to amend our bylaws or to amend the 2011 EIP. If you “Abstain” from voting for the ratification of PwC, the approval of an amendment to our bylaws or the approval of an amendment to the 2011 EIP, it will have the same effect as an “Against” vote.

Attending the Annual Meeting?

The meeting will be held on Thursday, August 13, 2015 at 9:00 a.m. Pacific Daylight Time at our headquarters located at 6401 Hollis Street, Suite 100, in Emeryville, California. Directions to the Annual Meeting may be found at www.leapfrog.com under “Contact Us.” If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Cost of Proxy Solicitation

We are providing you with these proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Broker Non-votes

If your shares are held in street name, and you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, elections of directors, an amendment to bylaws and an amendment to an equity plan are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in these three matters unless they receive instructions from the beneficial owners of the shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 4, 2016 to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between March 4, 2016 and April 4, 2016. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

ELIMINATING DUPLICATIVE PROXY MATERIALS

A single proxy statement and annual report, along with individual proxy cards, or individual Notices of Internet Availability will be delivered in one envelope to multiple stockholders having the same last name and address and to individuals with more than one account registered at American Stock Transfer & Trust Company with the same address unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or if you would prefer to receive a separate Notice of Internet Availability or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Suite 100, Emeryville, California 94608 or to ir@leapfrog.com or (3) call our Investor Relations department at (510) 420-5150.

In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability to a stockholder at a shared address to which a single copy of the documents was delivered.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at the Annual Meeting, at no charge, a copy of our 2015 Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the United States Securities and Exchange Commission (“SEC”) on June 15, 2015, and our Quarterly Report on Form 10-Q for the transitional period ending March 31, 2014, filed with the SEC on June 23, 2014, including in each case the financial statements and the financial statement schedules contained therein. We make our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, as well as our other SEC filings, available free of charge through the investor relations section of our website located at www.leapfroginvestor.com under “Financial Information —  SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K of the Quarterly Report on Form 10-Q for the Transition Period in writing by sending an e-mail request to our investor relations department, attention Nancy Lee, at ir@leapfrog.com, calling (510) 420-5150, or writing to Investor Relations at LeapFrog Enterprises, 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of authorized LeapFrog directors has been set at nine by a resolution of our board of directors. There are nine nominees for director at the Annual Meeting. Stockholders cannot submit proxies voting for more than nine directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these nominees was elected by the stockholders, except for Mr. Stephen Youngwood, who was appointed by our board of directors on June 26, 2014.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following table sets forth information as of June 30, 2015, with respect to the nominees for election to our board of directors:

Name	Age	Position/Office Held with LeapFrog
John Barbour	56	Chief Executive Officer and Director
William B. Chiasson	63	Chairman of the Board
Thomas J. Kalinske	70	Vice Chairman of the Board
Stanley E. Maron	67	Director
E. Stanton McKee, Jr.	70	Director
Joanna Rees	53	Director
Randy O. Rissman	67	Director
Caden C. Wang	63	Director
Stephen M. Youngwood	45	Director

Our board of directors and the nominating and corporate governance committee seek to assemble a board that possesses a diversity of background and experience in areas relevant to our business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the context of the board’s overall composition, with the goal of recruiting and nominating members who complement and strengthen the skills of other members and who possess the highest personal and professional ethics, integrity and values and have demonstrated excellence in his or her field, have the ability to exercise sound business judgment and have the commitment to rigorously represent the long-term interests of the Company’s stockholders. The brief biographies below include information regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to believe that, as of the date of this proxy statement, that nominee should continue to serve on the board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate board member, and these views may differ from the views of other members.

John Barbour has served as our Chief Executive Officer and as a member of our board of directors since March 2011. Prior to joining LeapFrog, he served as President of the GameHouse division of RealNetworks, Inc., a digital media company, from October 2008 to August 2010. From October 2006 to October 2008, Mr. Barbour served as the Managing Partner of Volta Capital, LLC, a strategy and investment consulting firm. From 1999 to June 2006, Mr. Barbour served in various capacities for Toys “R” Us, Inc., a retailer of children’s toys and products. He served as President, Toys “R” Us U.S. from August 2004 to June 2006, as President, Toys “R” Us International and Chairman, Toys “R” Us Japan from February 2002 to August 2004, and President and Chief Executive Officer of toysrus.com from 1999 to 2002. Mr. Barbour has also held senior level positions with Hasbro, Inc., OddzOn Products, Inc., and Universal Matchbox Group, Ltd. In addition, Mr. Barbour has served as a director of the Toy Industry of America since 2013. Mr. Barbour holds a B.Sc. in Chemistry, with Honors, from the University of Glasgow.

Mr. Barbour’s in-depth knowledge and experience, both in the U.S. and globally, with the products, technologies, distribution channels, and consumer preferences in our core markets provides considerable value and expertise to the board of directors. He has spent more than 25 years building global consumer and Internet businesses in both traditional retail and direct-to-consumer environments. He has knowledge and experience with how our largest customers operate, having led the successful turnaround of the Toys “R” Us U.S. and International divisions. He also has leadership experience at other world-class toy companies such as Hasbro, Russ Berrie and Matchbox. His online toy and gaming experience, building toysrus.com into a leading global online retailer of toys and while at the GameHouse division of RealNetworks, brings an experienced perspective necessary to the board of directors in Internet and e-commerce issues, an area that is of strategic importance to the Company.

William B. Chiasson has served as a member of our board of directors since March 2010 and as the Chairman of our board of directors since March 2011. Previously, Mr. Chiasson served as our Chief Executive Officer from September 2010 to March 2011, as President and Chief Executive Officer from March 2010 to September 2010 and as Chief Financial Officer from November 2004 to February 2010. Since August 2013, Mr. Chiasson serves on the board of directors of Fossil Group, a publicly-held company that designs, develops, markets and distributes fashion-related consumer products, and, since May 2015, as chair of its audit committee. Mr. Chiasson has served as a member of the board of directors of The ERGObaby Carrier, Inc., a designer, marketer and distributor of premium baby carriers and related products, since February 2012 and is currently Chairman of its board of directors and a member of its audit committee. In addition, Mr. Chiasson served as its Chief Executive Officer from October 2012 to May 2013. He served as Senior Vice President and Chief Financial Officer of Levi Strauss & Co., a marketer of apparel, from August 1998 to December 2003. From January 1988 to August 1998, Mr. Chiasson served in varying capacities with Kraft Foods, Inc., a division of Phillip Morris Companies and a manufacturer and seller of branded foods and beverages, most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson received his B.A. from the University of Arizona and his M.B.A. from the University of Southern California.

Mr. Chiasson’s ongoing leadership role at LeapFrog contributes a deep understanding of our day-to-day operations to the board of directors. He brings many years of experience with branded consumer products companies through his experience at Fossil Group, The ERGObaby Carrier, Inc., LeapFrog, Levi Strauss & Co. and Kraft Foods, Inc. Also, his long service as a public-company executive officer gives him extensive knowledge of and experience with business operations and strategy, including compensation and corporate governance matters, finance and accounting issues, regulatory requirements, and risk awareness and management. Mr. Chiasson also offers substantial finance and strategy experience, having served as our Chief Financial Officer and as the Chief Financial Officer of Levi Strauss & Co., and in other senior financial roles at other public companies. Mr. Chiasson is an independent director under Section 303A.02 of the NYSE listing standards.

Thomas J. Kalinske has served on our board of directors since September 1997, and has served as the Vice Chairman of our board of directors since July 2006. He was the Chairman of our board of directors from September 1997 to February 2004. Mr. Kalinske served as our Chief Executive Officer at two different times, first from September 1997 to March 2002 and again from February 2004 to July 2006. From April 2007 to May 2008, Mr. Kalinske served as Chief Executive Officer of cFares, Inc., an online meta-search company. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America, a leading video game and entertainment company. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group, a manufacturer of games, toys and children’s vehicles, from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc., a leading toy manufacturer and public company. He has also served as Chair of the Toy Manufacturers Association of America. Since January 2012, Mr. Kalinske has served as Executive Chairman of Global Education Learning, a startup dedicated to the online teaching of English and other subjects to children in Asia. He has also served as a member of the board of directors and on the audit committee of Cambium Learning Group, Inc., a publicly-held company that provides research-based learning solutions for at-risk and special student populations, since February 2010. Mr. Kalinske also serves on the board of directors of Gazillion, an online video game company, Genyous, a cancer drug development company and the Wisconsin Center for Educational Products and Services, a non-profit organization affiliated with the University of Wisconsin. Mr. Kalinske served as a director on the board of directors of Blackboard Inc., a publicly-held company that provided enterprise learning software applications, from April 2007 until its acquisition in October 2011. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona. Mr. Kalinske has served on our nominating and corporate governance committee since June 2012.

Mr. Kalinske is one of only 68 inductees in the Toy Industry Hall of Fame, which recognizes outstanding contributions and/or service to the toy industry and to the Toy Industry Association. His leadership in leading toy and education companies and his extensive experience in the areas of technology, toys, gaming and educational ventures, all align closely with LeapFrog’s continuing strategic focus on technology-based multimedia learning platforms and provide the board of directors with highly specialized experience and perspective and pertinent strategic and business insight. His deep connections in the toy industry provide the board of directors and Company with access to leading companies and thought leaders worldwide. His extensive contacts in the toy and educational service industry serve both the board of directors and the nominating and corporate governance committee, where he can provide world-class assistance to the committee in the identification, review and evaluation of candidates to serve as directors of the Company. Mr. Kalinske is an independent director under Section 303A.02 of the NYSE listing standards.

Stanley E. Maron has served as a member of our board of directors since September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger (now Buchalter Nemer), serving at the firm from 1975 to 1994. Mr. Maron currently serves as a director of Heron International, a privately-held European real estate development company, and also serves as an officer and director of privately-held companies affiliated with Knowledge Learning Corporation, a provider of early child care learning. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since 2006 and on our compensation and nominating and corporate governance committees since 2008.

Mr. Maron’s long tenure on our board of directors contributes continuity and a detailed understanding of LeapFrog’s business and industry to our board of directors and the three committees on which he serves. His ongoing work as a senior corporate and tax attorney gives him legal expertise and experience that are valuable to the board of directors when analyzing issues that involve such legal considerations. His experience serving as a director of LeapFrog and other companies has also provided him with valuable knowledge regarding accounting and financial reporting matters. In addition, his experience as a corporate lawyer and his service as a director of other companies provides him with a broad perspective on corporate governance practices for boards of directors, knowledge and experience with board duties and responsibilities in the context of major corporate transactions and the phases of corporate existence, and insight into trends and best practices for areas like compensation and benefits, risk management and talent development. Mr. Maron is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee, and he also meets the heightened NYSE independence requirements for members of the compensation committee. In addition, Mr. Maron qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

E. Stanton McKee, Jr. has served as a member of our board of directors since November 2003. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a publicly-held company that develops and publishes interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. From 1982 to 1989, Mr. McKee was Chief Financial Officer of Digital Research, Inc., a privately-held developer of operating systems, computer languages and applications. Mr. McKee also served in the consulting division of Arthur Andersen for seven years. Mr. McKee serves on the board of directors of King Digital Entertainment Plc, a publicly-traded casual-social gaming company, and as chair of its audit committee. Mr. McKee served on the board of directors and as Chair of the audit committee of ArcSight, Inc., a publicly-held company that provided security and compliance management software and appliances to government and commercial entities, from February 2005 until its acquisition by Hewlett-Packard in 2010. Mr. McKee has served on numerous private company and joint venture boards and currently serves on the board of directors of several private companies. Mr. McKee earned a B.A. and an M.B.A. from Stanford University. Mr. McKee has served as the Chair of our audit committee since 2003 and as a member of our compensation committee since 2009.

Mr. McKee has extensive financial reporting, financial transaction, investor relations, and general financial and management experience, having served as a chief financial officer for more than 20 years, including more than 13 years with a publicly-held company. He has also had responsibility for manufacturing, supply chain, and some international operations, all of which are components of LeapFrog’s business. He has extensive experience with mergers and acquisitions and strategic transactions having been responsible for corporate development for a number of years at Electronic Arts Inc., executing many acquisitions, investments and joint ventures, both domestically and internationally, in addition to his chief financial officer duties. His experience in the electronic game business, including both content development and retail distribution oversight, has direct applicability to LeapFrog’s business. His work at Electronic Arts and his service on the boards of directors of several companies give him broad-based knowledge in corporate governance, compensation and financial matters currently faced by companies operating in industries similar to LeapFrog’s. He is a financial expert as defined in applicable SEC rules, and was appointed chairman of our audit committee based on his education and substantial experience in the field. Mr. McKee is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee and he meets the heightened NYSE independence requirements for members of the compensation committee. In addition, Mr. McKee qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Joanna Rees was appointed to our board of directors effective April 2014. Ms. Rees is a Managing Director of Soda Rock Partners, an investment and consulting firm, where she serves as an investor, board member and senior advisor to several private high-growth companies. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. Previously, Ms. Rees worked at Vrolyk & Company, a boutique merchant bank, from 1995 to 1996 and Banc of America Securities, an investment banking subsidiary of Bank of America, from 1993 to 1995, focused on private placements and mergers & acquisitions for retail, restaurant and branded consumer companies. Ms. Rees spent her early career in advertising and brand management. She oversaw multiple brands at Groupe Danone, a world leader in the food industry, from 1984 to 1989 and also was head of new product development in the U.S. She started her career at Benton & Bowels (now DMB&B), an advertising agency, in 1983, working on multiple consumer brands. Ms. Rees was the co-creator of the Build Brand Value CEO forum which she led from 1997 to 2003. She has also served on the Board of the National Venture Capital Association, the Coppola Companies, and as Chairman of the USA for Madrid-based FON. Ms. Rees currently serves on the board of the Fair Isaac Corporation, a public software company whose products measure consumer credit risk. She is a senior mentor and a seminar moderator at the Aspen Institute and has been an Adjunct Professor at Santa Clara University since 2007, where she teaches Leadership in the Leavey School of Business. Ms. Rees earned her M.B.A. from Columbia University and a B.S. from Duke University. Ms. Rees has been recognized by several well-known institutions. In 2000, Ms. Rees was selected as a Global Leader for Tomorrow by The World Economic Forum and in 2002, the Aspen Institute selected Ms. Rees for its 2002 Class of Henry Crown Fellows.

Ms. Rees’s leadership and experience in investing in, advising and building leading growth companies are valuable to the Company as it seeks to continue to grow its business and broaden its portfolio with innovative new product categories. In addition, Ms. Rees has deep connections across a wide range of industries, including the technology and education industries, and access to thought leaders worldwide through her work with Soda Rock Partners and the Aspen Institute. Ms. Rees is an independent director under Section 303A.02 of the NYSE listing standards.

Randy O. Rissman has served as a member of our board of directors since August 2011. Mr. Rissman is currently managing director of Leo Capital Holdings, LLC, a venture capital firm he founded in 2000, which makes early stage investments in technology and media-based companies focused on consumer Internet and mobile applications. From 2005 to 2010, he was a director of 4Kids Entertainment, Inc., a publicly-held licensing and television production company. In 2010, he served as director of GrubHub, Inc., a food delivery, menu and online ordering company. From 1978 to 1998, Mr. Rissman served as Chief Executive Officer of Tiger Electronics, Inc., an early pioneer of children’s electronic gaming he co-founded, which was sold to Hasbro, Inc. in 1998. From 1998 until 2000, Mr. Rissman served as Chief Executive Officer of Tiger Electronics, Ltd., a Hasbro company. Mr. Rissman currently serves on the board of several private companies in which Leo Capital Holdings has made an investment. Mr. Rissman holds a bachelor’s degree from the University of Michigan and an M.B.A. from the Harvard Business School. Mr. Rissman has served as the Chair of our compensation committee since June 2012.

Mr. Rissman brings deep experience in manufacturing and marketing branded children’s products, including 20 years’ experience as chief executive officer of Tiger Electronics, Inc. His long service within the toy industry gives him extensive knowledge of and experience with business operations and strategy, including strategic planning, compensation plans, and sales and marketing. Mr. Rissman is an independent director under Section 303A.02 of the NYSE listing standards and he meets the heightened NYSE independence requirements for members of the compensation committee. In addition, Mr. Rissman qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Caden C. Wang has served as a member of our board of directors since April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Moët Hennessy Louis Vuitton S.A. Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS Group Limited, a leading luxury retailer catering to the traveling public, Gump’s Corp., a luxury home furnishings and home décor retailer, and Cost Plus, Inc., a chain of specialty import/retail stores. From October 2003 until July 2014, Mr. Wang served on the board of directors of bebe stores, inc., a publicly-held company that designs, develops and produces women’s apparel and accessories. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since 2005 and a member of our nominating and corporate governance committee since 2006 (and as the Chair since 2009). He also served as a member of our compensation committee from 2009 until 2011, and previously as a member and the Chair of our compensation committee from 2005 to 2006.

Mr. Wang has extensive accounting, financial reporting and finance experience, having served as the chief financial officer of various private companies during his career and as the chair of the audit committee of a public company. Mr. Wang’s experience as an executive officer of various consumer products and retail companies and as a director of multiple public companies gives him broad-based experience in corporate governance, compensation and financial matters currently faced by public consumer products companies. In addition, Mr. Wang brings extensive knowledge of and experience with business operations and strategy from his service with these companies, including international operations. He is a financial expert, as defined in applicable SEC rules, based on his formal education and substantial experience in the field. Mr. Wang is an independent director under Section 303A.02 of the NYSE listing standards and he qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, which permits him to serve on the audit committee.

Stephen M. Youngwood was appointed to our board of directors in July 2014. Mr. Youngwood has served as Chief Operating Officer of Sesame Workshop, a non-profit organization that produces educational children’s media and outreach programs around the world, since April 2015. From 1997 to 2014, he served with Viacom, most recently as Executive Vice President and General Manager of Nickelodeon’s Digital Media and Entertainment Products, where he led all Nickelodeon Digital efforts, including websites, mobile, connected TVs, TV Everywhere and other emerging platforms. Mr. Youngwood also led Nickelodeon’s video, gaming, and book publishing businesses across all digital and traditional retail channels and oversaw the acquisition and integration of various digital companies. Earlier at Viacom, he held senior management positions working with Paramount, Comedy Central and Nickelodeon brands and focused on consumer products, television and magazines. Prior to Viacom, Mr. Youngwood worked for McKinsey & Company in the U.S. and Germany and also at Disney Educational Publishing. He also has served from 2012 to 2014 on the board of directors of the private Educational Products Company, Learning Resources, and was a Media Industry Fellow at L2Inc from 2014 to 2015. Mr. Youngwood earned his Masters of Business Administration degree from the Stanford Graduate School of Business and graduated cum laude with a Bachelor of Arts degree in History from Yale College.

Mr. Youngwood is a proven and well respected leader in the children’s television and digital media industry. We believe his experience in building leading children’s entertainment media will benefit LeapFrog as we invest in growing our content portfolio and diversifying our business with new media delivery platforms. Mr. Youngwood was recommended to our board of directors by Mr. Barbour. Mr. Youngwood is an independent director under Section 303A.02 of the NYSE listing standards.

REQUIRED VOTE

The nine nominees receiving the highest number of “FOR” votes shall be elected as directors. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the nine nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION

The Board of Directors recommends a vote FOR each named nominee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the fiscal year ending March 31, 2016. PwC has audited our consolidated financial statements since September 2013. In deciding to engage PwC, the audit committee reviewed auditor independence and existing commercial relationships with PwC, and concluded that PwC has no commercial relationship with the Company that would impair its independence.

The audit committee has directed that management submit the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016 for ratification by the stockholders at the Annual Meeting. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the audit committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Prior to September 2013, Ernst & Young LLP, or Ernst & Young, had served as the Company’s independent registered public accounting firm since 1997. The selection of PwC followed a competitive selection process, conducted in September 2013, to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The audit committee invited several international public accounting firms to participate in this process, including Ernst & Young. As a result of this process, on September 17, 2013, the audit committee approved the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Also on September 17, 2013, the audit committee dismissed Ernst & Young as the Company’s independent registered public accounting firm effective as of that date.

The reports of Ernst & Young on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through September 17, 2013, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2012 and 2011, or in the subsequent period through September 17, 2013.

The Company provided Ernst & Young with a copy of the disclosures it would make in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that Ernst & Young furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of Ernst & Young’s letter dated September 20, 2013 was attached as Exhibit 16.1 to the Report filed September 20, 2013.

During the years ended December 31, 2011 and December 31, 2012 and in the subsequent interim period through September 17, 2013, the Company had not consulted with PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

In connection with the audit of our 2016 fiscal year financial statements, we expect to enter into an engagement agreement with PwC that will set forth the terms by which PwC would perform audit services for us, including responsibilities of PwC and management in the conduct of the audit and estimated fees.

The following table sets forth the fees billed or to be billed to us for services performed for the fiscal year ended December 31, 2013 (Fiscal 2013), the transition period from January 1, 2014 to March 31, 2014 (TP or Transition Period) and the fiscal year ended March 31, 2015 (Fiscal 2015).

	Period (in thousands)
	Fiscal 2015	TP	Fiscal 2013
Audit Fees(1)	$1,462	$300	$978
Audit-Related Fees	—	—	—
Tax Fees(2)	11	—	37
All Other Fees(3)	25	—	—
Total Fees	$1,498	$300	$1,015

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, including the Transition Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Tax fees included a review of our U.S. federal and California state tax returns, as well as tax planning and consulting.
(3)	Other fees paid in Fiscal 2015 corresponded to amounts paid to PwC for consulting fees related to our enterprise resource planning system implementation.

All services provided by our independent registered public accounting firms for the fiscal years ended December 31, 2013, March 31, 2015 and the Transition Period were approved by the audit committee.

PRE-APPROVAL PROCEDURES OF AUDIT AND NON-AUDIT SERVICES BY THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the Chair of the audit committee the authority to grant such pre-approvals, provided that all approvals made by the Chair are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by its independent registered public accounting firm, the audit committee takes into consideration (i) the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function and, (ii) with respect to just non-audit services, whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function and will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by its independent registered public accounting firm for the fiscal years ended December 31, 2013, March 31, 2015 and the Transition Period was compatible with maintaining the registered public accounting firm’s independence.

REQUIRED VOTE

Ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending March 31, 2016 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of PwC.

RECOMMENDATION

The Board of Directors recommends a vote FOR Proposal Two.

REPORT OF THE AUDIT COMMITTEE(1)

The audit committee has reviewed and discussed with LeapFrog’s management the company’s audited consolidated financial statements for the transition period from January 1, 2014 to March 31, 2014 and the fiscal year ended March 31, 2015. The audit committee has also discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees (AS 16).

The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee.

E. Stanton McKee, Jr. (Chair)
Stanley E. Maron
Caden C. Wang

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933, as amended, or the Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL THREE

AMENDMENT TO AMENDED AND RESTATED BYLAWS

Our Board of Directors is proposing, for approval by our stockholders, an amendment to our Bylaws (the “Bylaws Amendment”) to establish Delaware as the exclusive forum for the adjudication of certain types of specified corporate disputes. Currently, there is no forum selection provision in our bylaws or in our charter.

Although our bylaws allow the Board of Directors to unilaterally adopt amendments to the bylaws without a stockholder vote, our Board of Directors believes, as a matter of good corporate governance, that it is important for our stockholders to consider and decide whether this amendment is appropriate for LeapFrog.

THE PROPOSAL

Under the Bylaws Amendment a new section 33 (Article VI) will be added to the Bylaws that provides as follows:

Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.

REASONS FOR THE PROPOSAL

The board of directors believes that the Bylaws Amendment, if adopted by stockholders, would provide substantial benefits to LeapFrog and its stockholders as a whole. The board of directors believes that LeapFrog and its stockholders could benefit from having any future covered disputes resolved by the courts of Delaware, our state of incorporation. Delaware courts are widely regarded for their expertise in and deep experience with corporate law issues. LeapFrog and its shareholders could benefit from greater predictability regarding the outcome of intra-corporate claims, and avoid the risk that Delaware law would be misapplied by a court in another jurisdiction with less familiarity with complex corporate matters.

The board of directors also supports the Bylaw Amendment because it believes that LeapFrog and its stockholders could benefit from minimizing the costs and risks associated with multiple claims being filed in multiple jurisdictions regarding the same or similar issues. Multi-forum litigation can subject companies to conflicting rulings in different jurisdictions as judges in various states, sometimes with little or no experience in the relevant issues, interpret the law of the state of incorporation. Multi-forum litigation also can substantially increase litigation costs. We believe that some plaintiffs pursue multi-forum litigation, or litigation outside of the state of incorporation, as a tactic to increase the likelihood of obtaining an attractive settlement, whether or not the underlying claims have merit.

Under the provisions of the Bylaws Amendment, LeapFrog would retain the ability to consent to an alternative forum, on a case-by-case basis, where the board of directors determines, in the exercise of its business judgment, that it is in the best interests of LeapFrog to permit such a claim to proceed in a forum other than the courts designated by the Bylaws Amendment.

In the last few years, many other companies have adopted similar so-called “exclusive forum” provisions in their bylaws that designate specific courts as the exclusive venue for certain lawsuits against the company or its officers or directors. Recent judicial decisions in Delaware and other jurisdictions have reinforced the validity of these provisions. We believe that their desirability has also been illustrated by the case law and endorsed by a variety of legal commentators.

If adopted, the Bylaws Amendment may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for intra-corporate disputes, and may discourage lawsuits with respect to such claims.

The Bylaws Amendment, however, will not affect whether stockholder suits may be file litigation, nor will it restrict the kind of remedy stockholders may obtain in such litigation.

The Bylaws Amendment would also not apply to pending stockholder litigation, which is summarized in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, which we filed with the SEC on June 15, 2015.

This description of the proposed Bylaws Amendment is a summary and is qualified by and subject to the full text of the Bylaws Amendment, which is attached to this proxy statement as Appendix A. Additions of text to our Bylaws contained in Appendix A are indicated by underlining, and deletions of text are indicated by strike-outs.

REQUIRED VOTE

This Proposal Three must receive a “For” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to be approved. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as “Against” votes. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on non-routine matters unless the beneficial owner of such shares has given voting instructions on the matter. The proposal to amend our bylaws is a non-routine matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to this Proposal Three if you want your broker to vote your shares on the matter. If you do not give your broker voting instructions, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION

The Board of Directors recommends a vote FOR Proposal Three.

PROPOSAL FOUR

AMENDMENT TO THE LEAPFROG ENTERPRISES, INC. 2011 EQUITY AND INCENTIVE PLAN

On May 26, 2015, the board of directors adopted, subject to stockholder approval, an amendment to the LeapFrog Enterprises, Inc. 2011 Equity and Incentive Plan, or the 2011 EIP. The amendment to the 2011 EIP makes the following changes:

•	Increases the number of shares of Class A common stock reserved for issuance under the 2011 EIP by 3.5 million shares so that we have a total of approximately 6.9 million shares available to grant (assuming our current availability of 3.4m as of (5/31/2015).
•	Decreases the number of returning shares eligible to be included in the share reserve of the 2011 EIP by 2,148,809 shares. These shares correspond to shares which, at the time of the approval of the most recent amendment to the 2011 EIP, were subject to outstanding awards under the 2002 Equity Incentive Plan, or the Prior Plan, and were eligible to be added to the share reserve of the 2011 EIP, but which awards have since been exercised.

We are asking our stockholders to approve the amendments to the 2011 EIP. In addition, we are asking our stockholders to approve the material terms of the 2011 EIP to satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer and any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. We grant awards intended to be “performance-based” to our executive officers under the 2011 EIP. One of the requirements of “performance-based” compensation (other than stock options and stock appreciation rights) for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our stockholders every five years. The material terms of the 2011 EIP are discussed below, and stockholder approval of this Proposal Four is intended to be deemed to constitute approval of the material terms of the 2011 EIP for purposes of the stockholder approval requirements of Section 162(m). If the stockholders approve the amended 2011 EIP, stockholder re-approval of the material terms of the 2011 EIP will not be required again under Section 162(m) until 2020. Obtaining stockholder approval is only one of several conditions that must be satisfied for awards under the 2011 EIP to qualify as performance-based compensation, and the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time. Accordingly, it is possible that awards intended to qualify as performance-based compensation could be determined by the Internal Revenue Service not to so qualify. In addition, we may choose to provide awards under the 2011 EIP that are not intended to qualify as performance-based compensation.

BACKGROUND

Equity Compensation Philosophy at LeapFrog

We believe that equity incentive awards are an effective way to attract and retain talented employees, to motivate and reward them for outstanding company and individual performance, and to align their interests with those of our stockholders. Having sufficient shares available under the 2011 EIP is critical to our ongoing effort to build stockholder value through retaining and motivating such employees. Like all technology companies, we actively compete for highly qualified employees and equity is an important element of compensation in the industry. As a growth-oriented, entrepreneurial company, equity awards are a critical component of our compensation program because they deliver high potential value with a smaller impact on current income and cash flow. In addition, we believe equity awards provide a strong incentive for individuals to work to grow our business and build stockholder value, and are attractive to individuals who share our entrepreneurial spirit. For a discussion of our executive compensation philosophy, see “Executive Compensation — Compensation Discussion and Analysis.”

Reduction in Number of Shares from Prior Plan Eligible for Inclusion in 2011 EIP Share Reserve

When it was last amended in 2012, the share reserve of the 2011 EIP included up to 4,867,831 shares of Class A common stock (the “Returning Shares”) which were subject to outstanding stock awards granted under the Prior Plan but were eligible to return to the 2011 EIP share reserve if such outstanding stock award expired or terminated for any reason prior to exercise or settlement or if the shares were forfeited because of the failure to meet a contingency or condition required to vest such shares or were reacquired or withheld by the Company to satisfy a tax withholding obligation or as consideration for the exercise of an option. Since the most recent amendment of the 2011 EIP, the number of shares subject to outstanding stock awards granted under the Prior Plan decreased by 2,148,809 shares as the result of the forfeiture or exercise of outstanding stock awards. These shares are no longer eligible to be included in the share reserve of the 2011 EIP as Returning Shares. Consequently, we are removing these shares from the calculation of the share reserve. Therefore, even though we are adding 3.5 million new shares, the overall share reserve is only increasing by 1,351,191 shares.

The Number of Shares Available for Grant under the 2011 EIP is Likely Insufficient for our Budgeting Purposes

As of May 31, 2015, the 2011 EIP had approximately 3.4 million shares remaining available for grant. Using projections provided by management, the compensation committee reviewed our projected share usage and concluded, in the exercise of its business judgment, that the number of shares available for grant under the 2011 EIP is likely insufficient for our budgeting purposes. In evaluating whether to recommend Proposal Four to stockholders, the compensation committee considered a number of metrics as points of reference, including the balance of shares available for grant, and our historic and projected grant rates, and measures of potential cost and dilution, including burn rate and shareholder value transfer, or SVT.

Over the 12 month period beginning June 1, 2015, we project gross share usage will be approximately 3.4 million shares, which would include annual refresh grants at the beginning of our 2017 fiscal year. In addition, our compensation committee has considered paying our employees all or a portion of bonuses for the 2016 fiscal year (“Fiscal 2016”) in equity instead of cash to further align employee compensation with stock performance, which usage could be 3.5 million shares or higher. Thus, we may not currently have sufficient shares to satisfy our compensation needs prior to the calendar 2016 annual meeting and believe it is prudent to increase the share reserve at this time.

Gross share usage in Fiscal 2015 was 2.5 million shares and projected usage in Fiscal 2016 is 3.4 million shares. Even though we currently project that gross share usage will increase in Fiscal 2016, we intend to manage our equity awards carefully, recognizing that equity awards dilute existing stockholders. The compensation committee monitors our equity award use carefully to balance the goal of compensating, motivating and retaining our employees against our stockholders’ interest in limiting dilution from equity grants. In connection with that effort, the compensation committee considers in the exercise of its business judgment historical share usage, adjusted gross burn rate and SVT, among other factors.

Our compensation committee was presented with information from its compensation consultant regarding our historical burn rate, as compared to industry benchmarks used by Institutional Shareholder Services Inc. (“ISS”), a proxy advisory service, and estimations of SVT as calculated by ISS. The compensation committee considered, as a point of reference, factors and methodologies used by ISS in determining whether to recommend approval of Proposal Four, and did so to help assess whether there will be broad shareholder support for Proposal Four, a practice that is typical for many companies seeking stockholder approval of amendments to equity plans.

Data relating to the SVT of our 2011 EIP was presented by our compensation consultant to the compensation committee. SVT is one method of measuring the potential dilution of existing stockholders due to the potential grant, vesting or exercise of equity awards. The SVT methodology assigns a dollar value to all outstanding grants and available shares, which is then expressed as a percent of the market capitalization.

The compensation committee was informed that ISS will likely use the 200-day average share price of our stock as of March 1, 2015, which was $5.63, in its calculation of SVT. Thus, ISS is likely to estimate SVT associated with our outstanding awards to be 9.9% and the SVT associated with outstanding awards and the total SVT with the increased share reserve to be 19.9%. Because of the decline in our share price during the 2015 calendar year, we believe this methodology significant overstates the dilution attributable to our outstanding equity awards as well as shares available for future awards.

The compensation committee reviewed SVT calculated using an assumed $1.50 share price based on the trading history of our Class A common stock beginning on June 12, 2015. If stockholders approve Proposal Four, SVT, including outstanding and available shares and based on our current share price, will increase from 11.3% to approximately 16.3%, which we believe reasonably balances compensation needs with shareholder dilution.

The following data regarding SVT was presented to the compensation committee by its compensation consultant:

	Estimated SVT Using 200-Day Moving Average Share Price as of 3/1/15 ($5.63)	Estimated SVT Using Assumed $1.50 Share Price
Outstanding Awards	9.9%	6.3%
2011 EIP Available Reserve as of May 2015	5.0%	5.0%
Additional Shares Requested	5.0%	5.0%
Total SVT	19.9%	16.3%

Our Compensation Committee also reviewed the information below relating to our annual share usage, which indicates that our three year average adjusted gross burn rate is 5.6%. This compares to the ISS burn rate benchmarks for the Company of 4.28% and 3.89% as of December 2013 and 2014, respectively. ISS’s burn rate benchmark is determined by ISS’s classification of LeapFrog as a Russell 3000 member of the “Leisure Products” industry sector. We believe that this classification significantly underestimates the extent to which we compete for talent in the technology, digital media and software industries in the San Francisco Bay Area, and accordingly the competitive equity compensation we need to offer to attract and retain talent.

The following data regarding the Adjusted Gross Burn Rate was presented to the compensation committee by its compensation consultant:

Time Period*	Options Granted	Restricted Stock Units Granted	Weighted Average Shares Outstanding	Adjusted Gross Burn Rate
Fiscal 2015	1,323,000	1,130,000	69,997,000	5.1%
Calendar Year 2013	2,097,000	834,000	68,411,000	5.5%
Calendar Year 2012	2,307,000	933,000	67,100,000	6.2%
3-Year Average				5.6%

*	This table above excludes the stub period from 1/1/14 through 3/31/14; there were 40,000 RSUs and 100,000 options granted during this period.

As used in the table, adjusted gross burn rate means shares subject to equity awards granted during a fiscal year under the 2011 EIP, as a percentage of weighted average Class A and B Common Stock outstanding during such year. For purposes of calculating adjusted gross burn rate, each RSU granted is counted as two shares and each stock option granted is counted as one share. Gross share usage does not take into account shares returned to the 2011 EIP due to cancellations, expiration or forfeitures.

The projected Fiscal 2016 share usage and burn rate numbers from our management and compensation consultant, although presented above with numerical specificity, are projections, and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. Actual usage may also very depending on business judgments made in the future about various matters. For example, our compensation committee has considered paying our employees all or a portion of Fiscal 2016 bonuses in equity instead of cash. In addition, the actual number of shares available for grant in the future depends on the number of shares returned to the 2011 EIP due to cancellations, expiration and forfeitures, which varies depending on future stock price, employee departures and other factors. We expect that at least approximately 420,000 shares will return to the plan in the remainder of Fiscal 2016 due to cancelled and expired options. The projections are forward-looking statements that we do not intend to update, and involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respect to certain equity-based awards, the extent of option exercise activity, and others described in our Form 10-K for the year ended March 31, 2015 filed with the SEC on June 15, 2015.

SUMMARY OF THE AMENDED AND RESTATED 2011 EIP

A summary of the principal features of the Amended and Restated 2011 EIP follows. The summary is qualified in its entirety by the full text of the Amended and Restated 2011 EIP that is attached as Appendix B to this proxy statement. Stockholders are encouraged to read the actual text of the Amended and Restated 2011 EIP in its entirety. For ease of reference, we refer to the Amended and Restated 2011 EIP as the 2011 EIP below.

Eligibility

Only employees (including officers), consultants and non-employee directors of LeapFrog and its affiliates are eligible to receive awards under the 2011 EIP. Pursuant to applicable tax law, we may only grant incentive stock options to our employees (including officers) and employees of our affiliates. The compensation committee, or a subcommittee thereof, determines who will participate in the 2011 EIP and the terms of those grants. As of May 31, 2015, there were approximately 523 employees, including five named executive officers, approximately 40 consultants and eight non-employee directors, each of whom would be eligible to be granted awards under the 2011 EIP.

Awards

The 2011 EIP allows the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards. Subject to plan limits, the compensation committee has the discretionary authority to determine the size of awards to employees, however the committee has adopted a series of equity award guidelines designed to manage the usage of the pool of shares available for future. The use of performance-based awards will be considered in the context of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices.

The following table sets forth, as of May 31, 2015, information regarding outstanding equity and shares of common stock available for future equity awards as of May 31, 2015 (without giving effect to approval of the proposed amendment and restatement of the 2011 EIP):

	2011 EIP*	Other LeapFrog Equity Award Plans	All LeapFrog Equity Award Plans**
Total shares of Class A common stock underlying outstanding stock options	6,007,232	2,137,932	8,145,164
Weighted average exercise price of outstanding stock options	$6.64	$4.45	$6.07
Weighted average remaining contractual life of outstanding stock options	8.14 years	4.22 years	7.11 years
Total shares of Class A common stock underlying outstanding unvested restricted stock and RSUs	2,751,489	66,653	2,818,142
Total shares of Class A common stock available for grant	3,413,084	100,121	3,513,205

*	The information provided corresponds only to awards and shares of common stock available for future equity grants under the 2011 EIP.
**	The information provided corresponds to awards and shares of common stock available for future equity grants under all LeapFrog equity award plans, including the 2011 EIP, the 2002 Plan and the 2002 Non-Employee Directors’ Stock Award Plan.

Shares Authorized and Share Reserve

The share reserve of the 2011 EIP consists of 12.2 million newly authorized shares, plus 4,183,697 shares which were part of the share reserve on the effective date, and any Returning Shares (as defined in the 2011 EIP), up to a maximum of 2,719,022 shares. The number of shares available for issuance under the 2011 EIP is reduced by one share for each share of common stock issued pursuant to all stock awards granted under the 2011 EIP.

Vesting and Exercise of Awards

The exercise price of stock options and SARs granted under the 2011 EIP may not be less than the fair market value of the common stock on the date of grant. The term of any stock option or SAR may not be longer than 10 years. For other types of awards under the 2011 EIP, the compensation committee will determine the vesting and exercisability (or settlement) terms for each award, including the establishment of any performance vesting criteria.

Eligibility Under Section 162(m)

Stockholder approval of the amendment to the 2011 EIP is designed to constitute approval of the plan’s material features for purposes of Section 162(m) of the Tax Code. The maximum number of shares subject to options, RSUs, stock appreciation rights or other stock awards that may be granted to a participant during a calendar year is 3,500,000 shares. The foregoing limitation shall be adjusted proportionately by the board of directors in the event of a stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction.

Awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on stock price appreciation (in the case of options or SARs) or on one or more of the following factors (which may be adjusted as provided in the plan): (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an award is not intended to comply with Section 162(m) of the Tax Code, other measures of performance selected by the board of directors. The factors are applied on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices, in each case as specified by the compensation committee in the award.

Transferability

Awards granted under the 2011 EIP are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the compensation committee. The compensation committee has sole discretion to permit the transfer of an award.

Administration

The compensation committee, which is made up of independent directors, has been delegated the authority by the board of directors to administer our equity compensation plans and will administer the 2011 EIP. The compensation committee, or a subcommittee thereof, will select the employees who receive awards, when and how the awards are granted, what type or combination of types of awards to be granted, the provisions of each award granted and the number of shares granted. The compensation committee may delegate to a committee of one or more directors the ability to grant awards and take certain other actions with respect to participants who are not executive officers, and may delegate certain administrative functions under the 2011 EIP to an officer or officers. The compensation committee has delegated authority to a management stock award committee (“MSAC”) consisting of the Chief Executive Officer and the Chief Financial Officer to grant awards to non-executive employees within limits and a budget pre-approved by the compensation committee. The compensation committee may interpret the 2011 EIP and awards granted under it and establish, amend and revoke any rules relating to the 2011 EIP.

Duration, Suspension, Termination, and Amendment

The board of directors may suspend or terminate the 2011 EIP at any time. Unless sooner terminated by our board of directors, the 2011 EIP shall automatically terminate on March 16, 2021, which is the day before the tenth anniversary of the date the 2011 EIP was adopted by the board of directors. No awards may be granted under the 2011 EIP while the 2011 EIP is suspended or after it is terminated.

The board of directors may amend the 2011 EIP at any time. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. In addition, we will obtain stockholder approval of any amendment to the 2011 EIP, if required by applicable law or listing requirement that would:

•	Materially increase the number of shares of Class A Common Stock available for issuance under the 2011 EIP;
•	Materially expand the class of individuals eligible to receive awards under the 2011 EIP;
•	Materially increase the benefits accruing to participants under the 2011 EIP or materially reduces the price at which shares of Class A Common Stock may be issued or purchased under the 2011 EIP;
•	Materially extend the term of the 2011 EIP; or
•	Expand the types of awards available for issuance under the 2011 EIP.

Adjustments; Corporate Transactions

In the event of a capitalization adjustment, the compensation committee shall appropriately and proportionately adjust the number and kind of shares available for grant under the 2011 EIP, and subject to the various limitations set forth in the 2011 EIP, the number and kind of shares subject to outstanding awards under the 2011 EIP, and the exercise or settlement price of outstanding stock options and of other awards.

In the event of a corporate transaction, the board of directors may arrange for the assumption of the outstanding awards, the acceleration of vesting of outstanding awards, the assignment of rights with respect to the awards, the cancellation of the awards or a payment to award holders, as determined by the board of directors. For purposes of the 2011 EIP, a corporate transaction will be deemed to occur in the event of (i) the consummation of a sale of all or substantially all of our consolidated assets, (ii) the consummation of a sale of at least 90% of our outstanding securities, (iii) the consummation of a merger or consolidation in which we are not the surviving corporation, or (iv) the consummation of a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by the virtue of the transaction, as determined by the board of directors.

Tax Withholding

The board of directors may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (c) withholding cash from an award settled in cash or from other amounts payable to the participant; or (d) by other method set forth in the award agreement. We generally are required to withhold whenever an employee recognizes ordinary income under the 2011 EIP.

U.S. Federal Tax Consequences

The following is a summary of the principal U.S. federal income taxation consequences to participants and LeapFrog with respect to participation in the 2011 EIP. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. It is not intended as tax advice to participants, who should consult their own tax adviser. The 2011 EIP is not qualified under the provisions of Section 401(a) of the Tax Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Tax Code and the satisfaction of our tax reporting obligations.

Incentive Stock Options

The 2011 EIP provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Tax Code. Under the Tax Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionee holds a share received on the exercise of an incentive stock option for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. Generally, the optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Tax Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Units

Generally, no taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.

Stock Appreciation Rights

Generally, stock appreciation rights are subject to similar tax rules as nonstatutory stock options. This means that, generally, no taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received, less any strike price paid for such shares, is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Section 162(m)

Section 162(m) of the Tax Code requires, among other things, that the maximum number of shares awarded to an individual under a stock awards, or the maximum value of any cash award, must be approved by stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to certain specified senior executives. Accordingly, the 2011 EIP limits awards granted under the plan to an individual participant in any calendar year to: (i) No more than 3.5 million shares subject to stock options or SARs (or other stock awards whose value is determined by reference to an increase over an exercise or strike price) to an individual participant; (ii) No more than 3.5 million shares subject to performance-based restricted stock or RSU awards to an individual participant; and (iii) No more than $1.0 million subject to performance cash awards to an individual participant. These limits are greater than the number of shares or cash subject to any particular award that we have granted to any individual in the past.

Plan Benefits

The future benefits or amounts that would be received under this amendment to the 2011 EIP are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment to the 2011 EIP had been in effect cannot be determined. Information about awards granted in Fiscal 2015 to the named executive officers can be found under “Grants of Plan-Based Awards.” Information about awards granted in Fiscal 2015 to our non-employee directors can be found under “Director Compensation.”

OTHER EQUITY COMPENSATION PLAN INFORMATION

Information, as of March 31, 2015, regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,595,301	$6.66	6,638,587	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL

(1)	Includes 572,511 shares reserved for issuance under our Amended and Restated 2002 Employee Stock Purchase Plan, 5,977,503 shares reserved for issuance under our 2011 Equity and incentive Plan and 88,473 shares reserved for issuance under our Amended and Restated 2002 Non-Employee Directors’ Stock Award Plan.

REQUIRED VOTE

Approval of the amendment to the 2011 EIP requires affirmative “For” vote from a majority of the voting power present and entitled to vote either in person or by proxy on this Proposal Four at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on the implementation of any equity compensation plan unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to this Proposal Four if you want your broker to vote your shares on the matter. If you do not give your broker voting instructions, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION

The Board of Directors recommends a vote FOR Proposal Four.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information regarding the ownership of LeapFrog’s Class A common stock and Class B common stock (convertible into Class A common stock) as of May 31, 2015, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table later in this proxy statement; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our Class A or Class B common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our Class A or Class B common stock.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of May 31, 2015. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
Beneficial Owner	Class A	Class B	Total	Class A	Class B	Total(2)
Michael R. Milken(4)	1,789	3,076,516	3,078,305	*	70.0%	4.4%	27.9%
Sandra Milken(5)	—	796,335	796,335	—	18.1%	1.1%	7.2%
Lowell J. Milken(6)	—	532,914	532,914	—	12.1%	*	4.8%
Franklin Resources, Inc.(7)	6,300,750	—	6,300,750	9.5%	—	8.9%	5.7%
The Vanguard Group(8)	3,811,954	—	3,811,954	5.8%	—	5.4%	3.5%
BlackRock, Inc.(9)	3,747,485	—	3,747,485	5.7%	—	5.3%	3.4%
Kenneth Adams(10)	163,506	—	163,506	*	—	*	*
Gregory B. Ahearn(11)	373,273	—	373,273	*	—	*	*
Raymond L. Arthur(12)	409,792	—	409,792	*	—	*	*
John Barbour(13)	1,686,699	—	1,686,699	2.5%	—	2.3%	1.5%
William B. Chiasson(14)	488,194	—	488,194	*	—	*	*
Antony Hicks(15)	4,687	—	4,687	*	—	*	*
Thomas J. Kalinske(16)	387,597	—	387,597	*	—	*	*
Stanley E. Maron(17)	181,561	168	181,729	*	*	*	*
E. Stanton McKee, Jr.(18)	195,308	—	195,308	*	—	*	*
Joanna Rees(19)	14,942	—	14,942	*	—	*	*
Randy O. Rissman(20)	609,956	—	609,956	*	—	*	*
Caden C. Wang(21)	163,966	—	163,966	*	—	*	*
Stephen M. Youngwood(22)	13,528	—	13,528	*	—	*	*
All directors and executive officers as a group (13 persons)(23)	4,693,009	168	4,693,177	6.8%	*	6.4%	4.1%

*	Less than one percent.
(1)	Based on 66,271,180 shares of Class A common stock and 4,394,354 shares of Class B common stock outstanding as of May 31, 2015.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock on a one-to-one basis.
(3)	These percentages reflect the combined voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.
(4)	Includes 1,789 shares of Class A common stock and 3,064,937 shares of Class B common stock held directly by Mr. M. Milken and 11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power. The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(5)	The address for Ms. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(6)	Includes 521,335 shares of Class B common stock held directly by Mr. L. Milken and 11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power. The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(7)	Based solely on information provided in a Schedule 13G filed on February 4, 2015 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investments managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock, and are the principal stockholders of Franklin Resources, Inc. Under SEC rules and regulations, Franklin Resources, Inc. and its principal stockholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which Franklin Resources, Inc. subsidiaries provide investment management services. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 3,962,850 shares and Franklin Advisory Services, LLC is reported as having sole voting and dispositive power over 2,337,900 shares. Each of the reporting persons disclaims any pecuniary interest in any of the securities reported therein. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403-1906.
(8)	Based solely on information provided in a Schedule 13G filed on February 10, 2015 by The Vanguard Group. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,422 shares or 0.13% of the common stock outstanding of LeapFrog as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,900 shares or less than 0.01% of the common stock outstanding of LeapFrog as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(9)	Based solely on information provided in a Schedule 13G filed on February 2, 2015, by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(10)	Includes 122,477 shares of Class A common stock issuable to Mr. Adams upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 20,000 shares of Class A common stock issuable under restricted stock unit (“RSU”) awards that are scheduled to vest within 60 days after May 31, 2015.
(11)	Includes 293,020 shares of Class A common stock issuable to Mr. Ahearn upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 25,000 shares of Class A common stock issuable under RSU awards that are scheduled to vest within 60 days after May 31, 2015.
(12)	Includes 286,770 shares of Class A common stock issuable to Mr. Arthur upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 25,000 shares of Class A common stock issuable under RSU awards that are scheduled to vest within 60 days after May 31, 2015.
(13)	Includes 1,311,753 shares of Class A common stock issuable to Mr. Barbour upon the exercise of options that are exercisable within 60 days after May 31, 2015.

(14)	Includes 138,099 shares presently held by the William and Carol Chiasson 1999 Family Trust, a revocable trust of which Mr. Chiasson is a trustee, 338,627 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 11,468 shares of Class A common stock issuable under RSU awards that are vested, provided that the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Chiasson’s term on LeapFrog’s board of directors.
(15)	Includes 4,687 shares of Class A common stock issuable to Mr. Hicks upon the exercise of options that are exercisable within 60 days after May 31, 2015.
(16)	Includes 191,753 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after May 31, 2015.
(17)	Includes 127,569 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 23,681 shares of Class A common stock issuable under RSU awards that are vested, provided that the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors.
(18)	Includes 127,569 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 28,681 shares of Class A common stock issuable under RSU awards that are vested, provided that the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors.
(19)	Includes 10,048 shares of Class A common stock issuable to Ms. Rees upon the exercise of options that are exercisable within 60 days after May 31, 2015.
(20)	Includes 69,122 shares of Class A common stock issuable to Mr. Rissman upon the exercise of options that are exercisable within 60 days after May 31, 2015.
(21)	Includes 123,038 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after May 31, 2015, and 28,602 shares of Class A common stock issuable under RSU awards that are vested, provided that the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.
(22)	Includes 8,980 shares of Class A common stock issuable to Mr. Youngwood upon the exercise of options that are exercisable within 60 days after May 31, 2015 and 4,548 shares of Class A common stock issuable under RSU awards that are vested, provided that the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Youngwood’s term on LeapFrog’s board of directors.
(23)	Based on all existing executive officers and directors as a group. See footnotes 10 through 22 above, as applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of LeapFrog. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten percent beneficial owners were filed in a timely manner except for a late Form 3 filing on July 9, 2014 for Stephen Youngwood disclosing his initial ownership of LeapFrog stock.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

The Company’s governance documents provide our board of directors with flexibility to select the appropriate board leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. The leadership structure currently consists of a non-employee Chairman of the Board and a Vice Chairman, both of whom are independent directors within the meaning of the NYSE listing standards. The board of directors believes the current separation of the Chairman and Chief Executive Officer (“CEO”) roles allows the CEO to focus his time and energy on operating and managing the Company and leverages the Chairman’s experience and perspectives. In addition, there are appropriate safeguards and oversight by independent directors, which contributes to the effectiveness of the board of directors as a whole.

William B. Chiasson serves as the Chairman of the Board. The regular duties of the Chairman of the Board are described in our bylaws, which provide that the Chairman presides over meetings of the board of directors and at meetings of our stockholders, and performs any other duties commonly incident to the office or designated by our board of directors. The Chairman role includes serving as a liaison between the other members of the board of directors and management, working with management and other directors to develop agendas for meetings of the board of directors, helping build consensus on proposed actions of the board of directors, and serving as the chair of meetings of the board of directors.

We believe that having an independent Chairman serves to create an environment that is conducive to objective evaluation and oversight of management’s performance and compensation. In addition, Mr. Chiasson’s familiarity with the operations and management of the Company, gained while serving as the Company’s chief executive officer and chief financial officer, provides insight to the Company’s strategic and operational plans and also enables him to effectively consult with senior management and members of the board of directors to facilitate regular, open and direct communication between directors and our management.

Thomas J. Kalinske, who served as our chief executive officer from September 1997 to March 2002 and again from February 2004 to July 2006, serves as the Vice Chairman of the Board. Although the role of Vice Chairman has no defined duties in our corporate governance documents, Mr. Kalinske’s deep experience and contacts in the industry enable him to be an effective representative of the Company.

DIRECTOR INDEPENDENCE

The NYSE listing standards require that companies have a board of directors comprised of at least a majority of independent directors. Generally, under NYSE rules, a director qualifies as independent if the board of directors affirmatively determines that the director has no material relationship with the listed company and so long as that director has not been an employee of the listed company for the previous three years or received in excess of $120,000 in compensation from the Company.

After review of all relevant transactions or relationships between (i) each director, or any family member, and (ii) LeapFrog, our senior management and our independent registered public accounting firm, our board of directors affirmatively determined in May 2015 that all of our continuing directors are independent within the meaning of the applicable NYSE listing standards, except for Mr. Barbour, our Chief Executive Officer.

BOARD MEETINGS AND EXECUTIVE SESSIONS

The board of directors held five meetings during Fiscal 2015 and two meetings during the Transition Period. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which the director served. Board members are expected to regularly attend all meetings of the board of directors and committees on which they serve. Directors are also invited to attend the Annual Meeting, but attendance is not mandatory. In 2014, Mr. Chiasson attended the annual meeting of stockholders.

Our Chairman presides over all executive sessions of the board of directors, including independent executive sessions (meetings of the non-management directors who are also independent directors) of the board of directors. If our Chairman is absent from an executive session of the board of directors, the remaining directors select a temporary chairman to lead the meeting. For executive sessions of committees, the chair of the committee presides over all executive sessions of his or her committee. If a committee chair is absent for a committee executive session, the remaining committee members determine as a group the presiding director for executive sessions on a case-by-case basis.

ROLE OF BOARD IN RISK OVERSIGHT

One of the key functions of our board of directors is informed oversight of our risk management. The Company has built internal processes and a strong internal control environment which facilitate not only the identification and management of risks, but also regular communication with and oversight by the board of directors in this regard.

The Company’s internal audit function oversees an enterprise risk management program and the Company maintains a Compliance Committee consisting of the chief financial officer, the general counsel, the senior director of human resources and the director of internal audit. The Compliance Committee reports directly to the chair of the audit committee. In addition, the Company has regular internal management disclosure committee meetings, maintains a Code of Business Conduct and Ethics, product quality standards and processes and a variety of other policies and procedures designed to control and minimize risk. Management communicates routinely with the board of directors, board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management on these and other risk-related topics.

The board of directors implements its risk oversight function both as a whole and through delegation to board committees, which meet regularly and report back to the full board. All committees play significant roles in carrying out the risk oversight function. The board and its committees’ risk oversight function includes the following:

•	The board of directors monitors and evaluates the effectiveness of the Company’s internal controls and the enterprise risk management program at least annually and the audit committee does so at least quarterly. At audit committee meetings, the committee reviews our risk management policies and processes and material risk exposures in depth, including financial risk exposures facing our business, in addition to monitoring our compliance with legal and regulatory requirements. Audit committee meetings generally include extensive discussion between the committee members and our internal and external auditors, legal advisors and operational leads regarding the material risks identified by these parties in their capacities as advisors to or leaders of LeapFrog, and how we plan to address them. In addition, such reviews include evaluating the effectiveness of our risk management processes and how to improve them, if necessary.
•	The full board of directors engages in extensive discussions with our executive team on a regular basis concerning the risks facing the Company and how best to manage them. Board of directors meetings generally include detailed discussion among board members, management and professional advisors regarding material risks we face as an enterprise, including operational and financial risks. Our management provides information to the board of directors regarding our approach to material risks, both at meetings and in regular informal discussions, and takes extensive guidance from the board of directors in decision-making with respect to such matters.
•	The board of directors and audit committee generally review the disclosures in our Annual Report on Form 10-K, including the risk factors. The audit committee reviews the Annual Report on Form 10-K in detail and also reviews and discusses with management the disclosures in our Quarterly Reports on Form 10-Q and holds extensive discussions with management concerning whether all material risks have been identified. The discussion also provides a mechanism by which board members can ask questions of our executive team concerning material risks we face and how we plan to manage them, and guide management’s actions with respect to such risk management.
•	Our internal audit department and any internal audit consulting firm we retain reports directly to the audit committee of the board of directors on the adequacy and effectiveness of our system of internal control and risk management systems. The audit committee guides management and board of directors decisions concerning financial and operational matters based on the reports regarding risk management priorities. This information is delivered to the audit committee during the regular portion of the meeting and in a separate discussion among our audit committee members, internal audit representatives and external auditors during executive sessions of the audit committee.
•	Our compensation committee reviews our compensation philosophy and programs with our management and external compensation consultants, and, in approving such programs, considers whether and to what extent they have a potential to encourage unnecessary or excessive risk-taking by our employees, including our executive officers. In addition, the committee monitors these programs to evaluate on a regular basis whether the philosophy and programs provide an appropriate balance of incentives and do not encourage employees to take unreasonable risks.
•	Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. The committee also helps ensure that we are prepared to deal with risks and crises by evaluating the individual capabilities of the directors, nominating directors with risk management experience, recommending appropriate committee structure and composition and considering the time each director and nominee has to devote to the Company. The committee also works with our management to establish orientation programs for new directors and evaluates the effectiveness of our board of directors and its committees.

COMMITTEES OF THE BOARD

In the Fiscal 2015 and in the Transition Period, our board of directors had three standing committees: An audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The following table provides membership and meeting information for each of the board committees for the 2015 fiscal year and the Transition Period:

Member of our board of directors in 2014 – 2015	Audit	Compensation	Nominating and Corporate Governance
Thomas J. Kalinske			X
Stanley E. Maron	X	X	X	(1)
E. Stanton McKee, Jr.	X*	X
Joanna Rees			X	(2)
Randy O. Rissman		X*
Caden C. Wang	X		X*
Total meetings during the Transition Period	3	2	1
Total meetings in Fiscal 2015	6	5	4

*	Committee chair in Fiscal 2015 and the Transition Period
(1)	Indicates committee service until August 2014
(2)	Indicates committee service after August 2014

The board of directors concluded that each of the board members currently serving on a committee is “independent” as defined in the NYSE listing standards.

Below is a description of each committee of the board of directors.

Audit Committee

The audit committee of our board of directors was established by our board of directors in accordance with Section (3)(a)(58)(A) of the Exchange Act, and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement, as required by law;
•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;
•	reviews, assesses and approves the annual audit plan for our internal audit function;
•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviews the financial statements to be included in LeapFrog’s Annual Report on Form 10-K (and recommends to the board inclusion of the audited financial statements in the annual report) and in LeapFrog’s quarterly reports on Form 10-Q and other financial disclosures;
•	discusses policies with respect to risk assessment and risk management;
•	assists in board oversight of our compliance with legal and regulatory requirements; and
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the reviews of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chair), Maron and Wang. The audit committee met six times during our 2015 fiscal year and twice during the Transition Period. The board has determined that all members of LeapFrog’s audit committee are independent (as defined in Section 303A.02 of the NYSE listing standards) and meet the independence requirements for audit committee members as set forth in Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b) promulgated under the Exchange Act. None of our audit committee members simultaneously serves on the audit committees of more than three public companies. Our board of directors has determined that Mr. McKee, the Chair of our audit committee, and Mr. Wang, each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. In doing so, the board of directors made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately-held companies and as the chair of the audit committee of another public reporting company.

The audit committee has adopted a written audit committee charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Compensation Committee

The compensation committee has the authority to review and approve the overall compensation strategy and policies for LeapFrog. This role includes review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, and the compensation and other terms of employment of our CEO. In addition, the compensation committee administers LeapFrog’s equity incentive and stock purchase plans and other similar programs. The compensation committee has authority to form and delegate authority to subcommittees, as appropriate.

The compensation committee reviews and considers evaluations and recommendations from our CEO submitted to the compensation committee and the compensation consultant engaged by the committee with respect to the compensation of our other executive officers. The compensation committee reviews and considers market data provided by the compensation consultant engaged by the committee and from our board of directors with respect to the compensation of our CEO. Our CEO is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee directly engaged Compensia, Inc. as its compensation consultant. The compensation committee requested that Compensia evaluate the Company’s compensation policies and practices and assist in developing and implementing our executive compensation program and philosophy. Compensia developed a compensation peer group and performed analyses of the competitive performance and compensation levels of the companies in the peer group. Having been previously engaged by the compensation committee, Compensia is familiar with the Company’s business operations and strategy, key performance measures and target goals and the labor markets in which we compete. Compensia provided peer and market compensation data that were reviewed and considered as part of the pay decisions made by the compensation committee for the 2015 fiscal year. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail under the heading “Compensation Discussion and Analysis” below in this proxy statement.

Compensia (including its affiliates) did not perform any services for the Company or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, advising on the design and implementation of incentive plans and providing information on industry and compensation peer group pay practices, which services were provided directly to the compensation committee.

Among other considerations in administering our compensation programs, the compensation committee considers whether and to what extent such programs have a potential to encourage excessive risk-taking by our employees, including our executive officers. Specific features of our compensation program and plans identified by the compensation committee as discouraging or potentially mitigating excessive risk-taking behavior include:

•	Annual base salary, which is fixed compensation, constitutes the primary component of compensation for all employees, including for sales personnel, and a significant component of compensation for our executive officers;
•	Performance-based bonuses are primarily designed to reward corporate performance, rather than purely individual performance;
•	In general, employees, including sales personnel, earn annual base salaries and are eligible for bonuses based on individual sales performance and Company performance rather than being paid on a commission basis;
•	Our internal controls over financial reporting and the measurement and calculation of compensation goals, such as corporate performance measures, and other financial, operational, and compliance policies and practices are designed to prevent compensation programs from being susceptible to manipulation by any employee; and
•	Our compensation programs are designed to encourage employees to remain focused on both short-term and long-term goals through the use of performance-based bonuses, which generally focus on annual performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on long-term performance.

The compensation committee monitors our compensation programs to evaluate, on a regular basis, whether they provide an appropriate balance of incentives and whether they discourage employees from taking unreasonable risks. Based on these assessments in March 2014, the board of directors and the compensation committee concluded that our compensation policies and practices for our employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

The compensation committee is currently composed of three directors, Messrs. Rissman (Chair), Maron, and McKee. The board of directors has determined that all members of the compensation committee meet the heightened independence requirements in the NYSE Listing Standards for members of the compensation committee. In addition, each of these directors qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee met nine times during the Transition Period and Fiscal 2015. The compensation committee has adopted a written charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Messrs. Rissman, Maron and McKee served on our compensation committee during the 2015 fiscal year and the Transition Period. During this time, none of these directors was an officer or employee of the Company or any of our subsidiaries, nor are any of these directors former officers of the Company or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board of directors (consistent with criteria approved by the board of directors), reviewing and evaluating incumbent directors, recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors, assessing the performance of the board of directors, reviewing the compensation paid to non-employee directors for their service on our board of directors and its committees, and developing our corporate governance principles.

When searching for new board members, the nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board for next year’s annual meeting of stockholders may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608, by March 4, 2016. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Class A or Class B common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Our nominating and corporate governance committee is currently composed of three directors, Messrs. Wang and Kalinske and Ms. Rees. The board of directors has determined that all current members of the nominating and corporate governance committee are independent (as defined in the NYSE listing standards). The nominating and corporate governance committee met four times during our 2015 fiscal year and once during the Transition Period. Our nominating and corporate governance committee charter is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has adopted written Corporate Governance Guidelines to assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders and set forth the role of the board of directors and guidelines for other areas of corporate practice of the Company.

The guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection. The guidelines state that, when evaluating the suitability of individual candidates for board membership, the nominating and corporate governance committee, together with the board of directors, will assess the independence, character and acumen of candidates to collectively establish a diversity of background and experience in areas relevant to our business. Board membership qualifications include (i) any director “independence” requirements of the NYSE and other membership qualifications, including having sufficient time to devote to the affairs of the Company, (ii) demonstrated excellence in his or her field, (iii) having the ability to exercise sound business judgment and (iv) having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of LeapFrog and the long-term interests of stockholders. The guidelines state that in conducting this assessment, the nominating and corporate governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to LeapFrog during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

While our board of directors and nominating and corporate governance committee do not have a policy regarding the consideration of diversity in identifying director nominees, the guidelines allow the nominating and corporate governance committee to include in its consideration of director candidates an assessment of the current composition of the board of directors, and how it may be possible to strengthen the diversity of the board of directors by adding individuals who could add to the breadth of the overall experiences and perspectives of the board of directors. This may include selecting candidates with gender, ethnic, national or other backgrounds that are different from those already represented on the board of directors at the time of consideration.

The guidelines provide that the board of directors should have at least four regular meetings each year, although in practice the board of directors may hold meetings more frequently. The guidelines also provide that the board of directors and its committees may take action by unanimous written consent. The guidelines establish that members of the board of directors have complete and open access to the Company’s management and employees. The guidelines also provide for an annual review of the chief executive officer’s performance, as well as for the establishment of plans and policies for succession. The nominating and corporate governance committee assists the board in implementing and adhering to the guidelines.

Our Corporate Governance Guidelines are posted on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608.

Prohibition Against Insider Trading and Hedging

We maintain a policy (the “Insider Trading Policy”) against trading on the basis of inside information which applies to all employees, including our executive officers, and members of the board of directors. In addition to prohibiting trading the Company’s securities on the basis of inside information the Insider Trading

Policy also prohibits any employees, executive officers or directors from, directly or indirectly, short selling or hedging any of the Company’s equity securities, which includes the purchase of any financial instrument designed to offset or reduce exposure to the risk of price fluctuations in a corresponding equity security. In addition, the Insider Trading Policy requires all employees, including executive officers, and directors, to obtain clearance from the Company before entering into a pledging transaction involving any of the Company’s equity securities. Executive officers must receive clearance from the general counsel, except our CEO, who must receive clearance from the compensation committee. Non-employee directors must receive clearance from our nominating and corporate governance committee.

Code of Ethics

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

TRANSACTIONS WITH RELATED PERSONS

Our board of directors has approved a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which LeapFrog and any “related person” (as defined below) are participants. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or holder of more than 5% of the stock of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. If a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board of directors must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board of directors determines in the good-faith exercise of its discretion.

During Fiscal 2015, we paid the Toy Industry Association, Inc. (TIA) $132,900, and during the Transition Period, we paid the TIA $120,000. The TIA is a trade association for members of the U.S. toy industry. Our Chief Executive Officer, Mr. Barbour, serves on the board of the TIA. These payments were for TIA membership and sponsorship, and were made on terms the Company believes are comparable to those it would obtain in an arm’s-length relationship with the TIA.

COMMUNICATION WITH DIRECTORS

LeapFrog’s board of directors has adopted a formal process by which any stockholder or other interested party may communicate with the board of directors or any of its directors, including the Chairman, or to the non-management or independent directors generally. Stockholders and other interested parties who wish to communicate with the board of directors or any of the directors may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608. The board of directors has established procedures to deal with all direct communications. All communications will be compiled and reviewed by our Corporate Secretary, who will determine whether they should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). Once screened, the relevant correspondence will be submitted by our Corporate Secretary to the board of directors. The screening procedures have been approved by a majority of the non-management directors of the board of directors. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to accounting, internal accounting controls or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

DIRECTOR COMPENSATION

During the fiscal year ended March 31, 2015 and the Transition Period, our non-employee directors who served during such time received the following compensation for their service on our board of directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015 AND THE TRANSITION PERIOD

Name	Period	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	Total ($)
William B. Chiasson	2015	60,000	49,995	50,025	160,020
	TP	15,000	—	—	15,000
Thomas J. Kalinske	2015	45,000	37,498	37,517	120,015
	TP	11,250	—	—	11,250
Stanley E. Maron	2015	73,098	37,498	37,517	148,113
	TP	18,750	—	—	18,750
E. Stanton McKee, Jr.	2015	80,000	37,498	37,517	155,015
	TP	20,000	—	—	20,000
Theodore R. Mitchell	2015	17,143	—	—	17,143
	TP	10,000	—	—	10,000
Joanna Rees	2015	31,902	109,371	109,381	250,654
	TP	—	—	—	—
Randy O. Rissman	2015	55,000	37,498	37,517	130,015
	TP	13,750	—	—	13,750
Caden C. Wang	2015	70,000	37,498	37,517	145,015
	TP	17,500	—	—	17,500
Stephen M. Youngwood	2015	20,000	99,996	100,043	220,039
	TP	—	—	—	—

(1)	Reflects board retainer fees, as well as committee, committee chair and subcommittee retainer fees, as described more fully below under the heading “Discussion of Director Compensation.”
(2)	On March 31, 2015, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares of our Class A common stock:

	Stock Awards (number of shares)			Stock Options (number of shares)
Name	Vested	Unvested	Total Outstanding	Vested	Unvested	Total Outstanding
William B. Chiasson	4,907	6,561	11,468	338,627	11,962	350,589
Thomas J. Kalinske	—	4,921	4,921	191,753	8,971	200,724
Stanley E. Maron	23,681	4,921	28,602	127,569	8,971	136,540
E. Stanton McKee, Jr.	28,681	4,921	33,602	127,569	8,971	136,540
Theodore R. Mitchell	—	—	—	9,675	—	9,675
Joanna Rees	—	15,914	15,914	7,369	18,991	26,360
Randy O. Rissman	—	4,921	4,921	69,122	8,971	78,093
Caden C. Wang	23,681	4,921	28,602	134,686	8,971	143,657
Stephen M. Youngwood	—	13,642	13,642	6,217	18,652	24,869
(3)	The amounts reported for the stock awards and stock options are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock awards and stock options are discussed in Note 14, “Stock-based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 which was filed with the SEC on June 15, 2015.
(4)	In July 2014, each of our non-employee directors elected at our 2014 annual meeting of stockholders was automatically granted an annual RSU award and stock option pursuant to the LeapFrog 2011 Equity and Incentive Plan. The stock options were granted at an exercise price of $7.62 per share. The awards vest on July 31, 2015, the last day of the month prior to the month of the Annual Meeting, which is August 13, 2015. The grant date fair value of each of these RSU awards and stock options, as calculated under FASB ASC Topic 718 for financial statement reporting purposes, was as follows:

Name	Restricted Stock Unit Awards (Number of Shares)	Grant Date Fair Value ($)	Stock Option Awards (Number of Shares)	Grant Date Fair Value ($)
William B. Chiasson	6,561	49,995	11,962	50,025
Thomas J. Kalinske	4,921	37,498	8,971	37,517
Stanley E. Maron	4,921	37,498	8,971	37,517
E. Stanton McKee, Jr.	4,921	37,498	8,971	37,517
Joanna Rees	1,230	9,373	2,243	9,380
Randy O. Rissman	4,921	37,498	8,971	37,517
Caden C. Wang	4,921	37,498	8,971	37,517

DISCUSSION OF DIRECTOR COMPENSATION

For our 2015 fiscal year and the Transition Period, we paid the following annual retainer fees to our non-employee directors:

•	Each non-employee director received an annual retainer of $40,000; except the Chairman of the board of directors who received an annual retainer of $60,000;
•	Each non-employee director who served as a member of the audit committee received an annual retainer of $20,000, except the Chair of the audit committee who received an annual retainer of $30,000;
•	Each non-employee director who served as a member of the compensation committee received an annual retainer of $10,000, except the Chair of the compensation committee who received an annual retainer of $15,000; and
•	Each non-employee director who served as a member of the nominating and corporate governance committee received an annual retainer of $5,000, except the Chair of the nominating and corporate governance committee who received an annual retainer of $10,000.

Retainers are paid in quarterly installments in arrears. In cases where a non-employee director served for a part of the year in a capacity entitling him to a retainer, the retainer was pro-rated to reflect his actual period of service in that capacity. In the fiscal year ended March 31, 2015, the total cash compensation paid to our non-employee directors was $452,143 and in the Transition Period, it was $106,250. The non-employee directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

Non-employee directors are granted equity awards under the LeapFrog 2011 Equity and Incentive Plan, or the 2011 EIP. All non-employee directors receive an equity award upon their appointment to the board of directors. These initial equity awards have an accounting value of $200,000. Non-employee directors also receive an annual equity award for each year they serve on the board of directors. These annual equity awards have an accounting value of $75,000, except that the accounting value of the annual equity award to the Chairman of the Board is $100,000. For both the initial and the annual equity award, 50% of the value of such award is granted in the form of a stock option and 50% of such award is granted in the form of an RSU award. The accounting value of these stock awards is calculated using the same methodology as is applied by LeapFrog for purposes of determining the accounting expense associated with all equity awards to our executive officers and other employees.

The exercise price of stock options granted to our non-employee directors is 100% of the fair market value of the Class A common stock subject to the option on the date of grant. Stock options granted pursuant to initial equity awards to non-employee directors vest in equal monthly installments over a three-year period in accordance with their terms. RSU awards granted pursuant to initial equity awards to non-employee directors vest as to one-third of the shares subject to such awards on each annual anniversary of the grant over a three-year period in accordance with their terms. Stock awards granted pursuant to annual equity awards to non-employee directors vest on the last day of the month prior to the month in which the annual meeting of stockholders occurs on the year following the year of such annual grant. For example, stock awards granted pursuant to the annual equity grant in 2014 will vest on July 31, 2015.

The term of stock options granted to non-employee directors is 10 years unless earlier terminated based on termination of continuous service or other conditions. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, the vesting of stock options and stock awards granted to non-employee directors will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates, provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

All existing equity awards granted to our non-employee directors are governed by the terms of the 2011 EIP, except those previously issued equity awards granted under, and governed by the terms of, our 2002 Non-employee Director Stock Award Plan prior to its suspension in October 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the compensation committee of our board of directors, or the compensation committee, for the 2015 fiscal year (“Fiscal 2015”) and the transition period from January 1, 2014 to March 31, 2014 (the “Transition Period”) and the factors considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for Fiscal 2015, who were:

Name	Title
John Barbour	Chief Executive Officer
Raymond L. Arthur	Chief Financial Officer
Kenneth A. Adams	Senior Vice President, Sales
Gregory B. Ahearn	Chief Marketing Officer
Antony Hicks	Chief International Officer

Overview

Executive Compensation Decisions

The compensation committee made the following key compensation decisions for the Transition Period and Fiscal 2015:

•	No performance-based bonuses were granted to any of our named executive officers, as a result of the Company’s financial performance results falling below target financial metrics.
•	Base salaries were moderately increased for our named executive officers as part of a company-wide annual review process in which base salaries were increased for LeapFrog employees.
•	We granted each of our named executive officers an equity award during the Transition Period, consistent with our philosophy of aligning the compensation opportunities of our executive officers with the long-term interests of our stockholders. In the case of our chief executive officer, his equity award represented 79% of his target total direct compensation opportunity for the Fiscal 2015, as reported in the Summary Compensation Table, below.
Key Compensation-Related Corporate Governance Practices

The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. Working together with the full board of directors and our nominating and corporate governance committee, we maintain the following key compensation-related governance practices:

•	Independent Compensation Committee. The compensation committee is comprised solely of independent directors.
•	Independent Compensation Committee Advisor. The compensation committee engaged its own compensation consultant to assist with its compensation reviews for Fiscal 2015. This compensation consultant performed no consulting or other services for the Company.
•	Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.
•	Hedging Prohibited. As part of our Policy Against Trading on the Basis of Insider Information, we prohibit our employees from hedging any Company securities.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests, including the following:

•	Pay-for-performance alignment: We believe in maintaining a strong pay-for-performance relationship for our named executive officers. The majority of the target total direct compensation opportunities for all of our named executive officers is performance-based (includes performance based bonuses and stock option compensation).
•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of the compensation of our named executive officers is “at risk” based on corporate performance, as well as equity-based to align the interests of our named executive officers and stockholders. For the Transition Period and Fiscal 2015, 63% of the average target total direct compensation opportunities for our named executive officers (base salary + target annual bonus + equity award) was at-risk (target annual bonus + equity award).
•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our named executive officers.
•	No Perquisites. We do not provide any perquisites or other personal benefits to our named executive officers, other than relocation benefits.
•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than in connection with relocation benefits.
•	No Special Health or Welfare Benefits. Our named executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees in the countries in which they are employed.
•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
•	Multi-Year Vesting Requirements. The equity awards granted to our named executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
Prior Say-on-Pay Vote

At our 2014 Annual Meeting of Stockholders, our stockholders had the opportunity to provide an advisory vote on the compensation of our named executive officers, or a “say-on-pay” vote. Over 97% of the votes cast by our stockholders approved the compensation of our named executive officers, as disclosed in our 2014 proxy statement. Our board of directors and compensation committee reviewed these vote results and determined that such results affirmed stockholder support of our overall approach to executive compensation and thus we have not made any changes to our executive compensation program or related policies directly in response to the vote results.

At the time of our initial say-on-pay vote at our 2011 Annual Meeting of Stockholders, three years was selected as the preferred frequency of future say-on-pay votes by over 90% of the votes cast. Accordingly, our board of directors will not hold an advisory vote on the compensation of our named executive officers this year. Consistent with the recommendation of our stockholders, our board of directors will next hold an advisory vote on the compensation of our named executive officers in 2017. In addition, pursuant to SEC regulations, our board of directors currently plans to hold its next vote on the preferred frequency of future say-on-pay votes at the 2017 Annual Meeting of Stockholders.

Executive Compensation Philosophy

Our philosophy is to provide total compensation to our executive officers, including our named executive officers, which reasonably, equitably and responsibly meets the following objectives:

•	Aligns the current contributions of our executive officers with the long-term interests of our stockholders;
•	Motivates our executive officers to achieve or exceed targets established in our operating plan;
•	Ensures an adequate portion of our executive officers’ total compensation is based on the achievement of overall Company performance targets, as well as short-term and long-term individual goals;
•	Provides reasonable, equitable and responsible bonus opportunities that will maintain individual executive compensation at established competitive levels for an agreed-upon peer group; and
•	Avoids incenting excessive risk-taking.

We implement this philosophy through the following key principles:

•	Provide a balanced mix of cash and equity-based compensation that we believe is suitable to motivate our executive officers to achieve our financial and strategic goals while aligning their short-term and long-term interests with the interests of our stockholders;
•	Ensure that a significant portion of each executive officer’s total compensation is “at risk,” subject primarily to our overall performance and secondarily to his or her achievement of short-term and long-term individual goals;
•	Pay base salaries that are competitive with the salaries in effect at companies with which we compete for talent;
•	Provide annual bonus opportunities that motivate our executive officers to achieve or exceed established operating goals and generate rewards that maintain their total compensation at competitive market levels;
•	Provide equity-based incentive compensation that motivates our executive officers over the long term to respond to our business opportunities and challenges as stakeholders in our Company;
•	Maintain unvested equity value as a percentage of base salary at a sufficient level to provide a significant retention motivation;
•	Target the key elements of executive compensation (base salary, annual bonus opportunity and equity incentive awards) to provide total compensation packages for our executive officers individually and as a group at approximately the 50th percentile of our direct peers (as identified below);
•	Provide flexibility such that target compensation for individual executive officers may vary above or below the median based on a variety of factors, such as the executive officer’s skill set relative to his or her peers, experience and time in his or her position, the importance of the executive officer’s role to our Company, the difficulty of replacement, the executive officer’s performance and internal pay equity considerations; and
•	Ensure our compensation plans and arrangements avoid incentives that might lead to excessive risk-taking.

Executive Compensation Considerations

Role of Compensation Committee and Management

Our compensation committee is responsible for the design, implementation, and oversight of our executive compensation program. Generally, our Chief Executive Officer makes recommendations to the compensation committee regarding the short-term and long-term compensation for our executive officers, including our named executive officers (other than with respect to his own compensation). These recommendations are based on his assessment of our financial and operational results, each executive officer’s contribution to these results, the executive officer’s progress toward achieving his or her individual goals, and input from the compensation consultant retained by the compensation committee to provide information on competitive market practices. The compensation committee’s decisions regarding our Chief Executive Officer’s compensation are based on its assessment of our financial and operational results, his contributions to these results, and, to a lesser extent, his progress toward achieving his individual goals, and information on competitive market practices.

Role of Compensation Consultant

The compensation committee engaged Compensia, Inc., or Compensia, a national compensation consulting firm, to provide independent advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. Compensia assisted in the preparation of compensation materials on executive compensation proposals in advance of compensation committee meetings, including changes to compensation levels for our executive officers, the design of our equity programs and other executive benefit programs. In addition, Compensia reviewed and advised the compensation committee on compensation materials relating to executive compensation prepared by management for its consideration.

As part of our annual executive compensation review process, Compensia, under the direction of the compensation committee, conducted a review of the competitiveness of our executive compensation program, including base salaries, annual bonus opportunities, equity awards, and other executive benefits, by analyzing the compensation practices of the companies in our compensation peer group (as described below), as well as data from third-party compensation surveys. The compensation committee used the results of this analysis to assess the competitiveness and risks of our executive officers’ total compensation packages.

Based on the consideration of the various factors set forth in applicable SEC rules and the listing standards of the New York Stock Exchange, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

Use of Competitive Data

To monitor the competitiveness of our executive officers’ compensation, the compensation committee uses a compensation peer group that reflects the pay of executives in comparable positions at similarly situated companies. Typically, this compensation peer group, or the Peer Group, is composed of a cross-section of direct competitors, as well as companies in relevant industries with a focus on software, educational and leisure products. The Peer Group consists of both “direct peers” and “industry reference peers.”

The direct peers are companies which the compensation committee uses to determine the competitiveness of our executive and director compensation programs. In determining the direct peers, the compensation committee analyzed publicly-held companies with market capitalizations and net revenues similar to our own and which operate in relevant industries. Revenue is chosen as a key indicator because, when other variables are held constant, revenue is the key indicator of executive cash compensation levels. Market capitalization is used because market capitalization generally has the greatest correlation to equity compensation levels.

To be considered a “direct peer,” a company should be in the software, educational or leisure products industries, have net revenue in the range of $300 million – $1.0 billion and have a market capitalization between $150 million and $2.0 billion. These criteria represent general guidelines and are intended to identify companies with revenue and market capitalization that were comparable to LeapFrog at the time of the peer selection while positioning the Company at or near the median of the peer group in key financial measures. However, given the limited number of directly comparable companies to LeapFrog, the selection criteria was not strictly applied to those companies that were the closest fits from an industry perspective. Not all of the Company’s direct peers met all of the selection criteria.

The following companies were approved by our compensation committee in March 2014 as our direct peers for the ensuing year:

Arctic Cat	Demand Media	JAKKS Pacific
K12	Rosetta Stone	Rovi
Shutterfly	Skullcandy	Take-Two Interactive Software
TiVo	United Online	Universal Electronics
Plantronics

In addition, an industry reference peer group is used as a secondary reference point for our executive and director compensation programs to identify compensation design trends and “best practices” in our industry. For 2014, the industry reference peers were Activision Blizzard, Electronic Arts, Hasbro and Mattel, companies that provide software and/or children’s products. Although they operate in a relevant business or industry, these companies are included in the industry reference group rather than the direct peer group because they are significantly larger than we are and were not within the targeted range for net revenue or market capitalization.

While the compensation committee does not believe that the compensation data generated for the Peer Group is appropriate as a stand-alone tool for setting compensation due to the unique nature of our business, it considers this information to be a valuable reference during its decision-making process. In addition to reviewing analyses of compensation data from the Peer Group, the compensation committee employs the collective experience and judgment of its members and advisors (including Compensia, management and the Company’s human resources department) and the full board of directors in determining the total compensation and the various components provided to our executive officers.

In 2014, the compensation committee directed Compensia to conduct an analysis of the compensation of our executive officers using data compiled from the Peer Group, supplemented with data from a selected set of the Radford Global Technology Executive Compensation Survey, including companies with revenue between $100 million and $1.2 billion. The Radford survey is a broad-based third-party survey that reflects widespread compensation practices among more than 700 high-technology companies.

Compensation Design and Mix

Each year, the compensation committee evaluates the total compensation of our executive officers with respect to our overall Company performance, individual performance, changes in scope of responsibility and any changes in the competitive market for each position. The compensation committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the compensation committee determines the appropriate level and mix of incentive compensation, taking into consideration the data provided by Compensia and how the equity mix creates or awards incentives that might lead to excessive risk-taking. In general, the level of an executive officer’s variable compensation opportunity (short-term and long-term incentive compensation) increases with his or her level of responsibility. The compensation committee, however, is careful (i) not to increase the variable compensation component to such an extent so as to unduly increase the associated level of risk-taking behavior by our executive officers and (ii) to select performance criteria for the variable compensation component that aligns individual performance with long-term stockholder interest.

Risk Considerations

Members of our senior management, including the chief executive officer, chief financial officer and general counsel, along with members of our human resources department, with oversight by the compensation committee, reviewed our compensation programs and policies to determine whether the incentives provided by these programs and policies were appropriate or had the potential to encourage excessive risk-taking by our employees. This assessment was discussed at and in conjunction with our board of directors and compensation committee meetings held in March 2014, and at a special risk review session of our board of directors in July 2014.

Our risk assessment focused on the key terms of the Company’s equity compensation and variable cash compensation programs, such as bonus plans. Our compensation programs were analyzed to determine whether they introduced or encouraged excessive risk-taking or other behaviors that could have an adverse impact on our business and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. In particular, the risk assessment focused on the ability of participants to affect the level of the variable component of their compensation and the controls over participant action and variable compensation. For more general information regarding the features of our compensation plans and programs that have been identified as discouraging or potentially mitigating excessive risk-taking behavior, see the information discussed under the heading “Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” earlier in this proxy statement.

The compensation committee determined that our compensation programs do not encourage excessive risk-taking by our executive officers and other employees and instead encourage behaviors that support sustainable value generation.

Elements of Executive Compensation

The compensation committee uses a mix of cash and equity compensation, along with severance, health, and other benefits, to develop total compensation packages for our executive officers that meet our compensation objectives. The elements of our executive compensation program are:

•	Base salary;
•	Performance-based and other bonuses;
•	Equity awards;
•	Severance benefits; and
•	Other benefits.
Base Salary

The compensation committee reviews and adjusts, as necessary or appropriate, the base salaries of our executive officers, including our named executive officers, on an annual basis, and makes decisions with respect to the base salaries of new executive officers at the time of hire. In making its determinations, the compensation committee considers several factors, including our overall financial performance, individual performance, the executive officer’s potential to contribute to our long-term strategic goals, his or her scope of responsibilities and experience and competitive market practices for base salary.

In March 2014, our named executive officers received an increase in their annual base salaries, as set forth below.

Executive Officer	Previous Base Salary	New Base Salary	Percentage Increase
John Barbour	$575,000	$600,000	4.3%
Ken Adams	$350,000	$360,500	3.0%
Greg Ahearn	$525,000	$540,750	3.0%
Ray Arthur	$525,000	$540,750	3.0%
Antony Hicks(1)	—	—	—

(1)	Mr. Hicks was hired after these base salary determinations were made.

The base salary increases were approved by the compensation committee as part of a company-wide annual review process undertaken in February and March 2014. The annual review process included an increase in employee salaries in view of the competitive market for talent.

Performance-Based Bonuses

We use performance-based cash bonuses to drive achievement of key business results and to recognize individuals based on their contribution to those results. These bonuses are awarded under the performance cash award provisions of the LeapFrog 2011 Equity and Incentive Plan, or the 2011 EIP. The amount of these bonuses is determined based on an assessment of the Company’s performance against pre-established financial objectives and each executive officer’s performance against his individual goals. Although the Company adopted a March 31 fiscal year in May 2014, the most recent performance-based bonuses were for the January 1 – December 31, 2014 calendar year.

The following formula is used to calculate the performance-based bonuses awarded to each executive officer, including each named executive officer.

Base Salary  X  Target Bonus Opportunity (as a percentage of base salary)  X  Bonus Factor

The target bonus opportunity for our named executive officers is expressed as a percentage of their base salaries earned during the fiscal year. These target bonus opportunities are established in each executive officer’s employment agreement or offer letter (or subsequent amendment) and are based on competitive market practices for each individual’s position.

The Bonus Factor is calculated each year by the compensation committee based on the level of achievement of the Company’s performance against pre-established financial objectives and each executive officer’s performance against his individual goals. The Bonus Factor can fall within a range of 0 – 180% for our chief executive officer and 0 – 175% for our other named executive officers. The Bonus Factor has a higher range for our chief executive officer because a higher percentage of his target bonus opportunity is based on Company performance, which has a higher potential multiplying effect, than individual performance objectives, as described more fully below. Our chief executive officer’s bonus was more heavily weighted toward corporate performance compared to our other named executive officers because the compensation committee determined that our chief executive officer’s bonus should more closely track company performance against objectives.

The following table shows how the formula is applied to determine the range of the potential performance-based bonus awards under the formula for each named executive officer for the 2014 calendar year.

Name	Base Salary Earned in Calendar 2014	X	Target Bonus Opportunity (% of Salary)	X	Bonus Factor	=	Potential Calendar Year 2014 Performance-Based Bonus
Mr. Barbour	$594,792	X	100%	X	0 – 180%	=	$0 – 1,070,626
Mr. Arthur	$537,469	X	75%	X	0 – 175%	=	$0 – 705,427
Mr. Adams	$358,313	X	50%	X	0 – 175%	=	$0 – 313,524
Mr. Ahearn	$537,469	X	75%	X	0 – 175%	=	$0 – 705,427
Mr. Hicks(1)	—		—		—		—

(1)	Mr. Hicks was not an employee of the Company when the performance-based bonus awards were established for the 2014 calendar year. Instead, Mr. Hicks’s employment agreement provided for a guaranteed bonus, see “Employment Agreements — Antony Hicks.”

Performance Objectives and the Bonus Factor

The Bonus Factor is calculated by adding the level of achievement of the different components of the performance-based bonus objectives. In calendar year 2014, for each named executive officer, the bonus objectives consisted of a Company performance component and an individual performance component. For Mr. Adams, the Company performance component was further divided into a work group component and a Company component. The allocation between Company and individual performance was determined by the compensation committee based on its evaluation of competitive market practices, its assessment of the amount of compensation that should be based on Company performance versus individual performance and our objective of managing and mitigating excessive risk-taking. The Company performance component was based on two financial measures, a Net Sales component and an Operating Income component.

The allocation of the Company and individual performance objectives for each named executive officer is set forth below.

	Individual Component	+	Company Component			=	Total Performance Objectives
Name			Net Sales	+	Operating Income
Mr. Barbour	20%	+	32%	+	48%	=	100%
Mr. Arthur	25%	+	30%	+	45%	=	100%
Mr. Adams	25%	+	30%	+	45%	=	100%
Mr. Ahearn	25%	+	30%	+	45%	=	100%
Mr. Hicks(1)

(1)	Mr. Hicks was not an employee of the Company when the performance-based bonus awards were established for the 2014 calendar year. Instead, Mr. Hicks’s employment agreement provided for a guaranteed bonus, see “Annual Bonus for Mr. Hicks.”

To calculate the Bonus Factor, the percentage weight of each component was multiplied by the level of achievement of that component, as determined by the compensation committee based on its evaluation of Company and individual performance. The maximum (cap) for the Bonus Factor for our chief executive officer was 180% and for our other named executive officers was 175% (in other words, any result in the formula above 180% or 175%, respectively would still yield the maximum Bonus Factor).

Bonus Factor	=	Individual Component Weight %	×	Level of Achievement %	+	Net Sales Component Weight %	×	Level of Achievement %	+	Operating Income Component Weight %	×	Level of Achievement %

Individual Performance Component.  Our named executive officers were eligible for this portion of their target bonus opportunity, based on their actual performance against their individual goals, but only if the Company had positive operating income for the 2014 calendar year. Each named executive officer’s individual goals, except those of our chief executive officer, were developed with and recommended by our chief executive officer and approved by the compensation committee. Our chief executive officer’s goals were developed by our compensation committee.

The individual performance goals for our named executive officers were divided into two categories: (i) achievement of financial goals relevant to each executive officer’s department; and (ii) achievement of goals related to the Company’s long-term strategic objectives.

Since the Company did not have positive operating income for the 2014 calendar year, the compensation committee did not assign a goal completion score for the named executive officers.

Company Component — Net Sales.  A portion of each named executive officer’s bonus depended upon achievement of a specified Net Sales result. Several levels of achievement for Net Sales were established by the compensation committee in March 2014, based on our 2014 operating plan and data regarding our financial results and business expectations as of that time, including toy industry sales growth projections and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to our board of directors in approving the Company’s operating plan.

The compensation committee then established achievement levels of the Net Sales objective for each potential result. In each instance, net sales achievement between the various achievement levels would result in a ratable achievement level score for the Net Sales measure.

The Net Sales performance levels and related achievement level (for purposes of calculating the Bonus Factor) for 2014 were as follows:

Net Sales	Achievement Level
$567 million	50%
$580 million	100%
$590 million	105%
$602 million	120%
$614 million	140%
$626 million	160%
$638 million	180%
$650 million	200%

When it selected net sales as a measure for the 2014 bonus awards, the compensation committee believed that the measure was appropriate because the level of our net sales would be one of the most significant measures of the type of growth necessary to increase long-term stockholder value.

The Company achieved actual net sales of $362.1 million in the 2014 calendar year. Since our actual Net Sales were below the lowest level of 50%, the achievement level for this component of the annual performance-based bonus plan was zero.

Company Component — Operating Income.  The other portion of the Company component depended upon achievement of a specified Operating Income level. As with the Net Sales measure, several achievement levels for operating income were established by the compensation committee in March 2014 based on our 2014 operating plan and data regarding our financial results and business expectations as of that time, including toy industry and technology company financial benchmarks for product margin, operating expenses and operating income as a percentage of net sales, and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to our board of directors in approving the Company’s operating plan.

The compensation committee then established achievement levels for each result. In each instance, operating income achievement between the various achievement levels would result in ratable funding achievement level score for the Operating Income measure.

The Operating Income performance levels and related achievement levels (for purposes of calculating the Bonus Factor) for 2014 were as follows:

Operating Income	Achievement Level
$25.0 million	50%
$30.0 million	100%
$35.0 million	105%
$38.9 million	120%
$42.7 million	140%
$46.7 million	160%
$51.1 million	180%
$55.7 million	200%

When it selected operating income as a measure for the 2014 bonus awards, the compensation committee believed that the measure was appropriate because the level of our operating income would be one of our most significant measures of the sustainability of our business results. While net sales is an important measure of Company growth, the operating income financial measure indicates the profitable and sustainable growth necessary to maintain long-term stockholder value. Operating income was weighted more highly than net sales because our board of directors had established improving the profitability of the business as a key priority.

The Company had an actual operating loss of $84.0 million in the 2014 calendar year. Since our actual Operating Income was below the threshold performance level, the achievement level for this component of the annual performance-based bonus plan was zero.

Calculating the Bonus Factor

Since all of the variables in the Bonus Factor were zero, the Bonus Factor for each named executive officer was zero.

Performance-Based Bonus Award Decisions

In March 2015, our chief executive officer recommended that no bonus awards be paid out to our named executive officers for 2014 consistent with the above determinations. This recommendation was then reviewed and approved by the compensation committee. The decision of the compensation committee was based on its analysis of the achievement of the Company performance objectives and the failure to meet the threshold profitability level for payment of individual component of the bonuses. Our board of directors and compensation committee had discretion to vary the amount of the bonus awards paid under the 2011 EIP to our named executive officers, but such discretion was not exercised this year.

Other Bonuses

Mr. Hicks was not an employee of the Company when the performance-based bonus awards were established for the 2014 calendar year. Instead, Mr. Hicks’s employment agreement provided for a guaranteed bonus of 75% of his base salary actually earned through the beginning of his employment, in September 2014 through March 31, 2015. Based on his actual base salary for this period of $221,475, Mr. Hicks’ bonus for Fiscal 2015 was determined to be $160,989.

Equity Awards

We believe that equity incentives are an effective way to attract and retain talented executives, to motivate and reward them for outstanding corporate and individual performance, and to align their interests with those of our stockholders. The compensation committee considers annual grants of equity awards to our executive officers, including our named executive officers, after taking into consideration our overall performance against short-term and long-term financial and strategic goals, the executive officer’s then-current equity holdings, his or her anticipated future contributions to our success, its assessment of his or her potential to contribute to the long-term value of our Company and an analysis of the equity award practices of the Peer Group. In addition, the compensation committee makes initial grants of equity awards upon the initial employment of our executive officers, based on a variety of factors including consideration of a competitive market analysis of the Peer Group.

Award Mix

Typically, we grant a mix of stock options and RSUs to our executive officers as part of their initial compensation packages at the time of hire and, thereafter, on an annual basis. The compensation committee believes that the use of a “portfolio” approach to granting equity awards, pairing options with RSUs, is consistent with current market trends and developments and is the method used by 75% of the companies in our Peer Group. These awards are generally subject to time-based vesting requirements. Recently, our practice has been to grant relatively equal amounts of RSUs and stock options. We believe this is consistent with the industry practice in the market in which we compete for employees, provides additional retention incentives and requires fewer shares granted out of the 2011 EIP equity pool in order to provide a targeted equity value (as compared to granting a higher amount of stock options versus RSUs).

Stock Options.  The compensation committee believes that stock options provide our executive officers with a strong incentive to focus on long-term corporate performance and the creation of stockholder value. Option grants made to our executive officers have an exercise price equal to 100% of the fair market value of the underlying Class A common stock, as defined under our 2011 EIP, on the date of grant.

Restricted Stock Units (RSUs).  RSUs represent full-value shares of Class A common stock. Shares of our Class A common stock are not issued when an RSU award is granted. Instead, once an RSU award vests, one share of our Class A common stock is issued for each vested RSU.

Equity Award Grant Policy

The timing of equity awards is determined by the compensation committee based on its view, from time to time, regarding the sufficiency of our executive officers’ equity holdings for purposes of retention and motivation. Equity awards are generally granted annually, near the beginning of the fiscal year. Our policy provides that the exercise price of each stock option is to be equal to the closing market price of our Class A common stock on the date of grant. Our policy is that we will not time or select the grant dates for any stock options or other stock awards in coordination with our release of material non-public information. In addition, we have specific written policies regarding the establishment of grant dates for stock options and other stock awards made to our executive officers and employees designed to minimize the risk associated with the timing of granting stock options or other stock awards.

Fiscal 2015 and Transition Period Equity Awards

The following table sets forth the equity awards granted to our named executive officers in Fiscal 2015 and the Transition Period. Except in the case of Mr. Hicks, all awards were made during the Transition Period.

	Annual Awards to Existing Named Executive Officers (number of shares)		Initial Awards to Newly-Hired Named Executive Officers (number of shares)
Name	Stock Option	RSUs	Stock Option	RSUs
Mr. Barbour(1)	220,000	220,000	—	—
Mr. Arthur(1)	52,000	52,000	—	—
Mr. Adams(1)	45,500	45,250	—	—
Mr. Ahearn(1)	52,000	52,000	—	—
Mr. Hicks(2)	—	—	175,000	100,000

(1)	Stock options vest in 48 equal consecutive installments on the monthly anniversary of the grant date. RSUs vest on the 1st, 2nd, 3rd and 4th yearly anniversaries of the grant date.
(2)	With respect to the stock option, 25% of the shares subject to the stock option vest 12 months after the employment start date, and 1/36 of the remaining shares subject to the option vest each month thereafter, for 36 consecutive months. RSUs vest on the 1st, 2nd, 3rd and 4th yearly anniversaries of the date of grant. Mr. Hicks did not receive an annual grant during the 2014 calendar year, because he was hired in September 2014 and received an initial grant at that time.

In September and October 2014, in connection with his initial employment as our Chief International Officer, Mr. Hicks was granted the stock option and RSU awards described above. In determining the size of these awards, the compensation committee drew upon the competitive market analysis prepared by Compensia in March 2014 and other sources of equity compensation data relevant to his position. The compensation committee also took into account recommendations and comparative data compiled by the Company’s human resources department.

The compensation committee approved the equity awards granted to the remaining named executive officers in March 2014 as part of its overall compensation review and assessment for the year. We believe in maintaining a strong pay-for-performance relationship for our named executive officers and providing equity awards that constitute a significant portion of the target total direct compensation opportunities of our named executive officers strengthens the pay-for-performance relationship. In addition, the equity awards assure that a significant portion of the total target direct compensation opportunities for our named executive officers is equity-based and “at risk” based on corporate performance. The compensation committee believes that this practice aligns the interests of our executive officers and stockholders. Finally, the awards maintain unvested equity value as a percentage of base salary for our named executive officers at a sufficient level to provide a significant retention motivation.

Severance Benefits

Our named executive officers are eligible to receive payments and benefits in certain circumstances in the event of their termination of employment, including in connection with a change-in-control of LeapFrog. These payments and benefits are intended to provide assurances of specified benefits upon certain terminations of employment and to minimize distraction and risk of departure of our named executive officers in the event of a potential change-in-control transaction involving LeapFrog. In addition, these benefits align our severance payments and benefits for them with competitive practice.

Each of our named executive officers is eligible to receive payments and benefits if we terminate his employment “without cause.” In addition, each of our named executive officers except Mr. Hicks is eligible to receive payments and benefits if he resigns for “good reason.” In determining amounts payable under these severance arrangements, the compensation committee took into consideration market data, including the severance practices of the companies in our Peer Group.

For more information about the terms and conditions of our severance arrangements, see “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

We offer our executive officers various other benefits, including healthcare coverage and the opportunity to participate in our Section 401(k) plan and employee stock purchase plan, on the same general terms and conditions as are made available to all our regular, full-time employees. We do not offer our U.S. executive officers, or other U.S. employees, guaranteed retirement or pension benefits. However, in the absence of Section 401(k) plans in the United Kingdom, or UK, we contribute a percentage of the salary of our UK employees to individual private pension plans after three months of service on their behalf. Pursuant to the terms of Mr. Hicks’s employment agreement, we contribute 5% of his salary to an individual private pension on his behalf. For more information about how this applies to, Mr. Hicks, see “Employment Agreements — Antony Hicks” below.

In view of the high cost of housing in the San Francisco Bay Area relative to other parts of the country and to attract talented executives, we offer newly-hired executive officers reimbursement of relocation expenses and mortgage interest differential payments, where appropriate. Typically, the amount and duration of these payments is negotiated and set forth in the new executive officer’s employment agreement or offer letter. During the Transition Period and in Fiscal 2015, we extended these benefits to Messrs. Adams, Ahearn and Arthur under the terms of their respective employment offer letters and to Mr. Barbour under the terms of his employment agreement. The table below summarizes payments made to these executive officers in this regard during Fiscal 2015 and the Transition Period.

Name	Amount Paid in Transition Period	Amount Paid in Fiscal 2015
Mr. Barbour	$150,000	$1,474
Mr. Adams	—	$2,643
Mr. Ahearn	—	$25,972
Mr. Arthur	—	$287,872

For more information about the payment of relocation benefits, see “Summary Compensation Table” below.

Except as discussed above, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, from time to time, our board of directors may provide certain of our named executive officers with perquisites in amounts that it believes to be reasonable when it believes they may be useful in attracting, motivating, and retaining the executive talent for which we compete or that these benefits will assist our named executive officers in performing their duties and provide certain time efficiencies for our named executive officers in appropriate circumstances.

Employment Arrangements

Our U.S.-based executive officers are generally employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with the Company. In other jurisdictions, however, it is more common for employees to enter into employment agreements with their employers. Our only UK-based executive officer, Mr. Hicks, also has an employment agreement with the Company. A description of these two employment agreements is set forth under “Employment Arrangements” below.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public reporting company for compensation exceeding $1 million paid to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). This limitation does not apply to compensation that is considered to be “performance-based” compensation or which satisfies the conditions of another exception to the deduction limit.

Our 2011 EIP includes various provisions designed to allow us to grant stock options and other equity awards that are designed to be “performance-based” compensation for purposes of the exception to the deduction limit of Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Generally, we intend to grant stock options to our executive officers in a manner that is designed to satisfy the requirements for “performance-based” compensation to avoid the deduction limit under Section 162(m). In addition, the 2011 EIP provides for performance-based cash compensation of up to $1 million per individual per year.

The compensation committee believes that it is appropriate for us to retain the flexibility to pay compensation that is not necessarily deductible if it deems such compensation to be in the best interests of LeapFrog and our stockholders. Accordingly, from time to time, we may pay compensation to our executive officers that is not deductible, including cash bonuses and equity awards, if the compensation committee determines that such payments are in the best interests of LeapFrog and our stockholders.

Accounting Considerations

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees, including our executive officers, and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees and directors may never realize any value from their awards.

REPORT OF THE COMPENSATION COMMITTEE(2)

The compensation committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

Compensation Committee

Randy O. Rissman (Chair)
Stanley E. Maron
E. Stanton McKee, Jr.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act or the Exchange Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SUMMARY COMPENSATION INFORMATION

The following table presents the compensation awarded, paid to or earned by, our named executive officers. Our named executive officers during Fiscal 2015 were our chief executive officer, our chief financial officer and our three other most highly-compensated executive officers who were serving as executive officers at the end of Fiscal 2015. The table reports compensation for Fiscal 2015 and, where the individual was a named executive officer in the relevant prior periods, the Transition Period and the 2013 and 2012 fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary Received ($)	Bonus ($)*	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
John Barbour Chief Executive Officer	2015	600,000	—	1,498,200	743,512	—		9,669		2,851,381
	TP	144,792	—	—	—	—		153,500	(3)	298,292
	2013	575,000	—	925,100	1,297,728	100,050	(4)	8,195	(5)	2,906,073
	2012	575,000	230,000	933,400	1,077,466	862,500	(6)	8,195	(5)	3,686,561
Raymond L. Arthur(7) Chief Financial Officer	2015	540,750	—	354,120	175,739	—		291,372	(8)	1,361,981
	TP	131,906	—	—	—	—		3,500		135,406
	2013	525,000	—	252,300	336,448	66,938	(4)	63,500	(9)	1,244,186
	2012	240,625	456,914	1,049,000	1,806,120	78,415	(10)	66,387	(11)	3,697,461
Kenneth A. Adams(12) Senior Vice President, Sales	2015	360,500	—	308,153	153,772	—		6,143		825,568
	TP	87,938	—	—	—	—		3,500		91,438
	2013	196,314	—	772,800	1,073,220	15,951	(4)	21,500	(13)	2,079,785
Gregory B. Ahearn(14) Chief Marketing Officer	2015	540,750	—	354,120	175,739	—		29,472	(15)	1,100,081
	TP	131,906	—	—	—	—		3,500		135,406
	2013	525,000	—	252,300	336,448	63,984	(4)	66,000	(16)	1,243,732
	2012	284,375	468,398	1,049,000	1,806,120	95,426	(8)	352,312	(17)	4,055,631
Antony Hicks(18), Chief International Officer	2015	214,652	160,989	605,000	534,398	—		19,606	(19)	1,534,645

*	The amounts reported in the “Bonus” column represent discretionary bonuses and guaranteed bonus payments made pursuant to employment agreements or similar arrangements with the indicated named executive officer. As required under the applicable rules of the SEC, performance-based bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column, to the extent that they are based upon satisfaction of pre-established performance conditions, the outcome of which was substantially uncertain at the time the performance conditions were set.
(1)	The amount reported in the “Stock Awards” column is based on the grant date fair value of the stock awards as computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock awards are discussed in Note 14, “Stock-based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
(2)	The amount reported in the “Option Awards” column is based on the grant date fair value of the option award as computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 14, “Stock-based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
(3)	The amount reported consists of relocation assistance paid to Mr. Barbour, as provided in his employment agreement, in the amount of $150,000, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(4)	The amount reported is the sum of 2013 bonus payments to such individual under the performance cash award provisions of our 2011 EIP for Company achievement of financial targets and personal achievement of individual performance goals.
(5)	The amount reported consists of payment of Mr. Barbour’s annual life insurance premiums of $4,695, as provided in his employment agreement, and $3,500 in matching contributions to his Section 401(k) savings plan account.

(6)	The amount reported is the sum of 2012 bonus payments to Mr. Barbour under the performance cash award provisions of our 2011 EIP for Company achievement of financial targets and personal achievement of individual performance goals.
(7)	Mr. Arthur was appointed as our Chief Financial Officer in July 2012.
(8)	The amount reported consists of relocation assistance paid to Mr. Arthur in the amount of $287,872, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(9)	The amount reported consists of a housing/travel subsidy for Mr. Arthur in the amount of $60,000, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(10)	The amount reported represents the portion of such individual’s performance-based bonus which was not guaranteed under the terms of his offer letter.
(11)	The amount reported consists of a housing/travel subsidy for Mr. Arthur in the amount of $60,000, and relocation expense paid to a moving company of $6,387.
(12)	Mr. Adams was appointed as our Senior Vice President of Sales in June 2013.
(13)	The amount reported consists of a housing/travel subsidy for Mr. Adams in the amount of $18,000 and $3,500 in matching contributions to his Section 401(k) savings plan account.
(14)	Mr. Ahearn was appointed as our Chief Marketing Officer in June 2012.
(15)	The amount reported consists of relocation assistance paid to Mr. Ahearn in the amount of $25,972 and $3,500 in matching contributions to his Section 401(k) savings plan account.
(16)	The amount reported consists of a housing/travel subsidy for Mr. Ahearn in the amount of $62,500, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(17)	The amount reported consists of relocation expenses paid pursuant to Mr. Ahearn’s offer letter, including (i) $87,500 in travel/housing subsidy, (ii) $114,441 in closing expenses for his prior residence, including real estate commission, and other costs, (iii) $13,884 in home-finding expenses, (iv) $24,273 in new home closing expenses, (v) $34,912 in household goods moving expenses, (vi) $6,088 in miscellaneous other moving expenses and (vii) $71,214 in tax assistance (gross up).
(18)	Mr. Hicks was appointed our Chief International Officer in September 2014.
(19)	The amount reported consists of (i) pension contributions to a private pension of $10,733 made on behalf of Mr. Hicks, (ii) the payment of $2,050 for healthcare premiums for a health care plan only available to director level UK employees and (iii) a car subsidy in the amount of $6,823. The amounts reported are paid in UK pounds and assume a conversion rate of 1:1.51.

GRANTS OF PLAN-BASED AWARDS

The following table presents, for the fiscal year ended March 31, 2015 and the Transition Period, certain information regarding grants of plan-based awards to our named executive officers.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Closing Market Price on Grant Date ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
John Barbour	4/15/2014	220,000	—	—	6.81	1,498,200
	4/15/2014	—	220,000	6.81	6.81	743,512
Raymond L. Arthur	4/15/2014	52,000	—	—	6.81	354,120
	4/15/2014	—	52,000	6.81	6.81	175,739
Kenneth Adams	4/15/2014	45,250	—	—		308,153
	4/15/2014	—	45,500	6.81	6.81	153,772
Gregory B. Ahearn	4/15/2014	52,000	—	—	6.81	354,120
	4/15/2014	—	52,000	6.81	6.81	175,739
Antony Hicks	10/15/2014	100,000	—	—	6.05	605,000
	9/29/2014	—	175,000	—	6.14	534,398

(1)	As provided in the 2011 EIP, we grant options to purchase shares of our Class A common stock at an exercise price equal to the closing market price of our Class A common stock on the date of grant.
(2)	Represents the full fair value of the option or stock award computed as of the grant date in accordance with FASB ASC Topic 718. See Note 14, “Stock-based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.

EMPLOYMENT ARRANGEMENTS

Generally, our U.S.-based executive officers are employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with LeapFrog. In other jurisdictions, however, it is more common for employees to enter into employment agreements with their employers. Our only UK-based executive officer, Mr. Hicks, also has an employment agreement with LeapFrog. Following is a description of the only two employment agreements entered into by LeapFrog with any of our named executive officers.

John Barbour

Mr. Barbour joined LeapFrog as our Chief Executive Officer in March 2011. He has an employment agreement with LeapFrog which was negotiated and approved by our board of directors at that time. Mr. Barbour’s employment agreement provides for an annual base salary in the amount of $575,000 and a target annual performance-based bonus of $575,000 per year. In March 2014, his annual base salary and, correspondingly his annual performance-based bonus target, was increased to $600,000 per year. Mr. Barbour is eligible to receive an additional bonus for exemplary performance pursuant to stretch-level objectives to be determined by our board of directors in its discretion. In addition, Mr. Barbour was eligible to receive travel and temporary housing assistance in the amount of $150,000, payable in quarterly installments, and certain relocation benefits. Mr. Barbour’s employment agreement also provided for him to receive a grant of an option to purchase 850,000 shares of our Class A common stock and an RSU award covering 150,000 shares of our Class A common stock. These equity awards provide that one-fourth (¼) of the shares subject to each award vest (and, in the case of the RSU, be delivered) upon completion of one year of continuous employment service, and one forty-eighth ( 1/48) of the shares subject to each award vest (and, in the case of the RSUs, be delivered) upon completion of each month of continuous employment service thereafter.

Antony Hicks

In September 2015, in connection with his appointment as Chief International Officer of LeapFrog, Mr. Hicks entered into an employment agreement with our UK subsidiary, LeapFrog Toys (UK) Limited, or LeapFrog UK. Mr. Hicks’s employment agreement provides for an annual base salary in the amount of £280,000 and an annual performance-based target bonus of 75% of his annual base salary per year. Mr. Hicks is eligible to receive a car allowance of £8,900 per year, plus mileage reimbursement. Mr. Hicks’s employment agreement also provided for him to receive a grant of an option to purchase 175,000 shares of our Class A common stock and an RSU award covering 100,000 shares of our Class A common stock. These equity awards provide that one-fourth (¼) of the shares subject to each award vest (and, in the case of the RSU, be delivered) upon completion of one year of continuous employment service. In addition, one forty-eighth ( 1/48th) of the shares subject to the option award vest upon completion of each month of continuous employment service thereafter, while the remaining shares subject to the RSU award vest and are delivered equally upon completion of each additional year of continuous employment service. LeapFrog UK contributes 5% of Mr. Hicks’s base salary to a stakeholder non-contributory pension scheme in the UK on his behalf.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents certain information regarding outstanding equity awards held by our named executive officers at March 31, 2015.

Outstanding Equity Awards at March 31, 2015

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Barbour	—	—		—	—	307,500	(3)	670,350	—	—
	850,000	—	(4)	4.39	3/07/2021	—		—	—	—
	195,000	65,000	(5)	7.18	3/15/2022	—		—	—	—
	135,000	135,000	(6)	8.41	3/14/2023	—		—	—	—
	50,416	169,584	(7)	6.81	4/14/2024
Raymond L. Arthur	—	—		—	—	117,000	(8)	255,060	—	—
	200,000	100,000	(9)	10.49	7/15/2022	—		—	—	—
	35,000	35,000	(6)	8.41	3/14/2023	—		—	—	—
	11,916	40,084	(7)	6.81	4/14/2024	—		—	—	—
Kenneth Adams	—	—		—	—	105,250	(10)	229,445	—	—
	87,500	112,500	(11)	9.73	6/9/2023	—		—	—	—
	10,427	35,073	(7)	6.81	4/14/2024
Gregory B. Ahearn	—	—		—	—	117,000	(12)	255,060	—	—
	206,250	93,750	(13)	10.49	7/15/2022	—		—	—	—
	35,000	35,000	(6)	8.41	3/14/2023	—		—	—	—
	11,916	40,084	(7)	6.81	4/14/2024
Antony Hicks	—	—		—	—	100,000	(14)	218,000
	—	175,000	(15)	6.14	9/28/2024	—		—

(1)	All options and stock awards reported in the table were granted under our 2002 Equity Incentive Plan (Prior Plan) or under our 2011 EIP as footnoted below.
(2)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for March 31, 2015, $2.18 per share, by the number of shares of restricted stock that had not vested as of March 31, 2015.
(3)	Represents 32,500 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2012; 55,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2013; and 220,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2014.
(4)	Option issued under the Prior Plan. The option is fully vested and exercisable.
(5)	Option issued under the 2011 EIP vests in 48 equal monthly installments from the vesting commencement date, which was March 15, 2012.
(6)	Option issued under the 2011 EIP vests in 48 equal monthly installments from the vesting commencement date, which was March 15, 2013.
(7)	Option issued under the 2011 EIP vests in 48 equal monthly installments from the vesting commencement date, which was April 15, 2014.
(8)	Represents 50,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was July 16, 2012; 15,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2013; and 52,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2014.
(9)	Option issued under the 2011 EIP vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was July 16, 2012, and in 36 equal monthly installments thereafter.
(10)	Represents 60,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 17, 2013; and 45,250 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2014.
(11)	Option issued under the 2011 EIP vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was June 10, 2013, and in 36 equal monthly installments thereafter.
(12)	Represents 50,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 18, 2012; 15,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2013; and 52,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2014.
(13)	Option issued under the 2011 EIP vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was June 18, 2012, and in 36 equal monthly installments thereafter.
(14)	Represents 100,000 RSUs issued under the 2011 EIP that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was October 15, 2014.
(15)	Option issued under the 2011 EIP vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was September 29, 2014, and in 36 equal monthly installments thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table presents certain information regarding stock option exercises and the vesting of stock awards during the fiscal year ended March 31, 2015 and the Transition Period with respect to our named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Barbour	—	—	3,125	24,781	(1)
	—	—	3,125	22,344	(2)
	—	—	3,125	23,844	(3)
	—	—	32,500	243,100	(4)
			27,500	205,700	(4)
	—	—	3,125	21,906	(5)
	—	—	3,125	21,563	(6)
	—	—	3,125	21,969	(7)
	—	—	3,125	23,625	(8)
	—	—	3,125	18,719	(9)
	—	—	3,125	20,031	(10)
	—	—	3,125	18,594	(11)
	—	—	3,125	14,344	(12)
	—	—	3,125	15,625	(13)
	—	—	3,125	14,000	(14)
	—	—	3,125	7,875	(15)
	—	—	3,125	8,312	(16)
	—	—	32,500	77,675	(17)
			27,500	65,725	(17)
Raymond Arthur	—	—	7,500	56,100	(4)
	—	—	25,000	186,000	(18)
	—	—	7,500	17,925	(17)
Kenneth Adams	—	—	20,000	148,600	(19)
Gregory Ahearn	—	—	7,500	56,100	(4)
	—	—	25,000	245,000	(20)
			7,500	17,925	(17)

(1)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.93 per share on January 7, 2014, by the number of shares acquired on vesting.
(2)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.15 per share on February 7, 2014, by the number of shares acquired on vesting.
(3)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.63 per share on March 7, 2014, by the number of shares acquired on vesting.
(4)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $7.48 per share on March 14, 2014, by the number of shares acquired on vesting.
(5)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.01 per share on April 7, 2014, by the number of shares acquired on vesting.

(6)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $6.90 per share on May 7, 2014, by the number of shares acquired on vesting.
(7)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $7.03 per share on June 6, 2014, by the number of shares acquired on vesting.
(8)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.56 per share on July 7, 2014, by the number of shares acquired on vesting.
(9)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $5.99 per share on August 7, 2014, by the number of shares acquired on vesting.
(10)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $6.41 per share on September 5, 2014, by the number of shares acquired on vesting.
(11)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $5.95 per share on October 7, 2014, by the number of shares acquired on vesting.
(12)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.59 per share on November 7, 2014, by the number of shares acquired on vesting.
(13)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $5.00 per share on December 5, 2014, by the number of shares acquired on vesting.
(14)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.48 per share on January 7, 2015, by the number of shares acquired on vesting.
(15)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $2.52 per share on February 6, 2015, by the number of shares acquired on vesting.
(16)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $2.66 per share on March 6, 2015, by the number of shares acquired on vesting.
(17)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $2.39 per share on March 13, 2015, by the number of shares acquired on vesting.
(18)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.44 per share on July 16, 2014, by the number of shares acquired on vesting.
(19)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.43 per share on June 17, 2014, by the number of shares acquired on vesting.
(20)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.51 per share on June 18, 2014, by the number of shares acquired on vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our named executive officers are eligible to receive certain payments and benefits upon a termination of employment or a change in control of LeapFrog pursuant to various plans and agreements. Messrs. Barbour, Arthur, Ahearn and Hicks are eligible to receive certain payments and benefits under the terms of the severance and change-in-control provisions in their applicable employment agreement or offer letter, as described below. Mr. Adams is eligible to receive certain payments and benefits in the event of his termination of employment under specified circumstances, including in connection with a change in control of LeapFrog, under our Employee Severance and Change-in-Control Benefit Plan, or the Severance Plan.

The specific terms and conditions of these plans and agreements, and the estimated payments and benefits for each of our named executive officers, are described below and are based on the assumption that a triggering event occurred on March 31, 2015 and assume a price per share of our Class A common stock of $2.18, which was the price of our Class A common stock reported by the NYSE at the close of market on that day. With respect to the estimated or potential value of stock options, the vesting requirements of which are accelerated and/or have extended exercise periods, in connection with a named executive officer’s termination of employment or a change in control of LeapFrog, the actual value of the amount realized, if any, from their stock options will depend upon the extent to which the market value of our Class A common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of payments and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Severance and Change in Control Arrangements with Our Named Executive Officers

John Barbour

Mr. Barbour is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances pursuant to his employment agreement. Upon a termination of Mr. Barbour’s employment by us without cause, or by Mr. Barbour for good reason, he is eligible to receive:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
18	150% of Target Bonus	Prorated Bonus for the year in which termination occurs	18 months of COBRA coverage	18 months	Monthly payments

Under the terms of Mr. Barbour’s employment agreement, the term “cause” means:

•	commission of a willful act of fraud, embezzlement or misappropriation against or involving the Company;
•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty;
•	commission of an act or failure to commit an act, involving the Company that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Barbour’s employment agreement and which results or is reasonably likely to result in significant harm to the Company; or
•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten business days following receipt of written notice from the Company regarding such failure.

Under the terms of Mr. Barbour’s employment agreement, the term “good reason” means:

•	a material diminution in his authority, duties or responsibilities;
•	the requirement that Mr. Barbour report to an officer or other employee of the Company rather than the board of directors;
•	a material reduction in Mr. Barbour’s base salary;

•	a change in the geographic location of his workplace by more than 50 miles or an increase in his commute in excess of thirty miles;
•	the expiration of Mr. Barbour’s term as a member of the board of directors without his re-election if the Company has failed to nominate Mr. Barbour for re-election; or
•	a material breach by the Company of his employment agreement.

Under his employment agreement, upon the occurrence of a change in control of LeapFrog, we would be required to accelerate the vesting of any outstanding equity awards then held by Mr. Barbour such that all of his equity awards would vest as of the date of the change in control. In addition, if during the two-year period following a change in control of LeapFrog, Mr. Barbour’s employment were terminated without cause or by Mr. Barbour for good reason, we would be required to pay to Mr. Barbour the benefits described in the following table:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
24	200% of Target Bonus	Prorated Bonus for the year in which termination occurs	18 months of COBRA coverage	100%	Monthly payments

For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity (other than Larry Ellison, Michael Milken, Lowell Milken or any combination of the foregoing) acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets. To receive any payments and benefits, Mr. Barbour would be required to execute a release of claims against LeapFrog.

Messrs. Arthur & Ahearn

Messrs. Arthur and Ahearn are each eligible to receive certain payments and benefits if their employment is terminated under certain circumstances under the terms of their offer letters with the Company. Upon a termination of employment of either Messrs. Arthur or Ahearn by us without cause, or by such executive for good reason, the terminated executive would be eligible to receive the payments and benefits described in the following table:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
12	100% of Target Bonus	Prorated Bonus for the year in which termination occurs	12 months of COBRA coverage	12 months	Monthly payments

Under the terms of the offer letters of Messrs. Ahearn and Arthur, the term “cause” means:

•	indictment or conviction of any felony or crime involving moral turpitude or dishonesty;
•	participation in any fraud against the Company or any of its subsidiaries;
•	material breach of any material provision of a written agreement with the Company (or subsidiaries) or of a written policy of the Company;
•	engaging in conduct that demonstrates unfitness to serve; or
•	breach of duties to the Company, including persistent unsatisfactory performance of job duties.

Under the terms of the offer letters of Messrs. Ahearn and Arthur, the term “good reason” means:

•	a material diminution in authority, duties or responsibilities;
•	a reduction in base salary or target bonus greater than 10%;
•	a change in the geographic location of his workplace by more than 50 miles; or
•	a material breach by the Company of the terms under which he is employed.

Under the offer letters, upon the occurrence of a change in control of the Company, we would be required to accelerate the vesting of any outstanding equity awards then held by Messrs. Arthur and Ahearn such that all of their equity awards would vest as of the date of the change in control.

To receive any of these payments and benefits, Messrs. Arthur and Ahearn would be required to execute a release of claims against LeapFrog.

Mr. Adams

Mr. Adams is eligible to receive severance payments and benefits under the Severance Plan. Under the terms of the Severance Plan, Mr. Adams is eligible to receive the payments and benefits described in the Severance Plan if his employment is terminated without cause or he resigns for good reason.

Under the Severance Plan, “cause” exists if he:

•	is convicted of a felony or a crime involving moral turpitude or dishonesty;
•	commits fraud against the Company;
•	commits a material breach of any material provision of a written agreement with the Company (including, without limitation, the Company’s Proprietary Information and Inventions Agreement) or of a written policy of the Company, provided that the executive was given reasonable notice and opportunity to cure;
•	shows conduct demonstrating unfitness to serve, provided that the executive was given reasonable notice and opportunity to cure; or
•	breaches duties to the Company, including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” exists if:

•	there is any material diminution in the executive’s authority, duties or responsibilities within 12 months following a Change in Control;
•	there is a reduction in base salary of greater than 10% of base salary prior to the reduction;
•	the executive’s business location moved more than 50 miles beyond current location; or
•	the Company materially breaches the agreement under which the executive is employed.

Under the Severance Plan, to resign for “good reason,” he must resign within 60 days after the occurrence, without his consent, of one of the events listed in the “good reason” definition, after having given the Company 30 days’ written notice (during which time the Company would have the opportunity to cure the event that he asserts is good reason). If the Company cures the event, then he would not be eligible for a good reason resignation.

If a covered termination of employment (which includes a resignation for “good reason”) is triggered and does not occur in relation to a change in control of LeapFrog, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Semi-monthly Installments

If a covered termination of employment is triggered and occurs in connection with a change in control of LeapFrog, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
12	Prorated portion of Target Bonus	12 months of COBRA coverage	100%	Lump Sum
Mr. Hicks

Mr. Hicks is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances pursuant to his employment agreement with LeapFrog UK. Mr. Hicks is eligible to receive 12 months’ salary in the event of a termination of employment, except under certain circumstances. In addition, LeapFrog UK must give Mr. Hicks two (2) months’ notice prior to termination of his employment. Mr. Hicks would also be eligible for a pro-rated bonus based on the portion of the then-current financial year he is an employee, subject to the achievement of the applicable performance goals and acceleration of his equity awards if his termination follows a change in control of LeapFrog.

LeapFrog UK may terminate Mr. Hick’s employment without notice and without making any severance payments if he:

•	is disqualified from acting as a director or resigns as director or officer from the Company and/or any affiliated company without the prior written approval of the Company’s board of directors and the CEO;
•	fails or ceases to meet the requirements of any regulatory body whose consent is required to enable him to undertake all of his duties under his employment agreement, or is guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company and/or affiliated company;
•	is in breach of the company’s anti-corruption and bribery policy and related procedures;
•	is guilty of any gross misconduct affecting the business of the Company and/or its affiliated companies;
•	Commits any serious or repeated breach or non-observance of any provisions of his employment agreement or refuses or neglects to comply with any reasonable and lawful directions of the board of directors and/or the CEO;
•	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties;
•	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him;
•	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;
•	Becomes of unsound mind or a patient under any statute relating to mental health;
•	Ceases to be eligible to work in the United Kingdom;
•	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the board of directors brings or is likely to bring him or the Company and/or any affiliated company into disrepute or is materially adverse to the interests of the Company and/or any affiliated company; or
•	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

Quantification of Payments upon Termination or Change in Control

The amounts disclosed in the tables below assume that the event that triggered the payment occurred on March 31, 2015 and assume the appropriate standard in the named executive officer’s plan, employment agreement or offer letter was satisfied, as described above.

Covered Termination — No Change in Control

Named Executive Officer	Payment of Base Salary ($)		Payment of Bonus ($)(1)		Health Insurance Payments ($)	Value of Equity Acceleration ($)(2)	Total ($)
Mr. Barbour	900,000		900,000		37,643	295,063	2,132,706
Mr. Arthur	540,750		405,563		25,096	70,850	1,042,259
Mr. Adams	360,500		—		25,096	—	385,596
Mr. Ahearn	540,750		405,563		25,096	70,850	1,042,259
Mr. Hicks	422,800	(3)	317,100	(3)	—	—	739,900

(1)	Represents only the Target Bonus portion of such named executive officer’s severance compensation. Since LeapFrog did not pay bonuses for Fiscal 2015, the named executive officer’s pro rata portion of the 2015 bonus would be zero.
(2)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of LeapFrog occurred on March 31, 2015, and that such named executive officer’s options were exercised on the same date, based on the closing market price of our Class A common stock of $2.18, as reported by the NYSE for March 31, 2015.
(3)	Assumes a conversion rate of Pounds Sterling to U.S. Dollars of 1:1.51.
Covered Termination — Change in Control

Named Executive Officer	Payment of Base Salary ($)		Payment of Bonus ($)(1)		Health Insurance Payments ($)	Value of Equity Acceleration ($)(2)	Total ($)
Mr. Barbour	1,200,000		1,200,000		37,643	670,350	3,107,993
Mr. Arthur	540,750		405,563		25,096	255,060	1,226,469
Mr. Adams	360,500		—		25,096	229,445	615,041
Mr. Ahearn	540,750		405,563		25,096	255,060	1,226,469
Mr. Hicks	422,800	(3)	317,100	(3)	—	—	739,900

(1)	Represents only the Target Bonus portion of such named executive officer’s severance compensation. Since LeapFrog did not pay bonuses for Fiscal 2015, the named executive officer’s pro rata portion of the 2015 bonus would be zero.
(2)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of LeapFrog occurred on March 31, 2015, and that such named executive officer’s options were exercised on the same date, based on, the closing market price of our Class A common stock of $2.18, as reported by the NYSE for March 31, 2015.
(3)	Assumes a conversion rate of Pounds Sterling to U.S. Dollars of 1:1.51.

Our named executive officers are required to execute a release of claims against LeapFrog prior to receiving any of the foregoing payments and benefits and such payments and benefits under the Severance Plan will terminate if, at any time, the named executive officer violates any proprietary information or confidentiality obligation to LeapFrog.

NO ADDITIONAL EXECUTIVE BENEFIT PLANS

Since we do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees, we do not maintain any benefit plans that cover only one or more of our named executive officers. We also do not maintain any executive retirement programs such as executive pension plans or supplemental executive retirement plans or other nonqualified deferred compensation plans.

By Order of the Board of Directors

Robert L. Lattuga
Senior Vice President and General Counsel

APPENDIX A

AMENDED AND RESTATED BYLAWS
OF
LEAPFROG ENTERPRISES, INC.,

A DELAWARE CORPORATION

A-i

A-ii

AMENDED AND RESTATED BYLAWS
OF
LEAPFROG ENTERPRISES, INC.,
A DELAWARE CORPORATION

ARTICLE I

OFFICES

Section 1. Registered Office.  The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices.  The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal.  The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place Of Meetings.  Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in the following paragraph and who is a beneficial owner of shares at the time of the meeting, who is entitled to vote at the meeting and is present at the meeting, and who has complied with the notice procedures set forth in this Section 5. The foregoing clause (iii) shall be the exclusive means for a stockholder to nominate directors or propose business (other than business included in the corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) to be brought before an annual meeting of the stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in clause (F) below of this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. A stockholder who complies with the notice procedures set forth in this Section 5 is permitted to present the nomination or stockholder proposal at the annual meeting of stockholders but is not entitled to have a nominee or stockholder proposal included in the corporation’s proxy statement in the absence of an applicable rule of the Securities and Exchange Commission requiring the corporation to include a director nomination or stockholder proposal made by a stockholder in the corporation’s proxy statement. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date on which the corporation first mailed its proxy materials (or, in the absence of proxy materials, its notice of meeting) for the previous year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act, including Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner; (D) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below) or any member of such stockholder’s immediate family sharing the same household, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder, such Stockholder Associated Person or family member with respect to any share of stock of the corporation (each, a “Relevant Hedge Transaction”), (E) as to the stockholder giving the notice and any Stockholder Associated Person or any member of such stockholder’s immediate family sharing the same household, to the extent not set forth pursuant to the immediately preceding clause, (i) whether and the extent to which such stockholder, Stockholder Associated Person or family member has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation (a “Derivative Instrument”), (ii) any rights to dividends on the shares of the corporation owned beneficially by such stockholder,

Stockholder Associated Person or family member that are separated or separable from the underlying shares of the corporation, (iii) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, Stockholder Associated Person or family member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (iv) any performance-related fees (other than an asset-based fee) that such stockholder, Stockholder Associated Person or family member is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (F) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”). For purposes of this Section 5(b), “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(c) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(d) In addition to the foregoing provisions of this Section 5, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 5. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(e) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the date, time and place of such special meeting. Upon determination of the date, time and place of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The only matters that may be brought before special meetings of the stockholders are the matters specified in the notice of such meeting and stockholders shall not be permitted to propose business to be brought before special meetings of the stockholders. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 5 of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder satisfies the requirements of Section 5(a)(iii) of these Bylaws and if the stockholder’s notice required by Section 5(b) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such meeting, (ii) the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and (iii) the tenth (10th) day following the day on which public announcement is first made of the nominees proposed by the Board of Directors, if any, to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting, or public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. A stockholder who complies with the notice procedures set forth in Section 5 of these Bylaws is permitted to present the nomination at the special meeting of stockholders but is not entitled to have a nominee included in the corporation’s proxy statement in the absence of an applicable rule of the Securities and Exchange Commission requiring the corporation to include a director nomination made by a stockholder in the corporation’s proxy statement.

(d) In addition to the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6.

Section 7. Notice Of Meetings.  Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting; provided, however, where the matter to be acted on is a merger or consolidation of the corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) nor more than sixty (60) days prior to the date of such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum.  At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of stock representing a majority of the voting power of all outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable rules of the principal stock exchange on which the corporation’s shares are listed, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative votes cast of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative votes cast of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series. For purposes of these Bylaws, a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction as to a particular proposal or director nominee, shall be counted as present for the purpose of establishing a quorum but shall not be counted as a vote cast.

Section 9. Adjournment And Notice Of Adjourned Meetings.  Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights.  For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners Of Stock.  If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List Of Stockholders.  The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13. Action Without Meeting.

No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or if a Chief Executive Officer has not been appointed or is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the chairman of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(d) The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(e) No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Delaware Court of Chancery shall determine otherwise upon application by a stockholder.

(f) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (d)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 15. Number And Term Of Office.  The authorized number of directors of the corporation shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers.  The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Board of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies.  Any vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office or otherwise and any newly created directorships resulting from any increase in the authorized number of directors may be filled in the manner provided in the Certificate of Incorporation of the corporation or by the stockholders of the corporation. The directors so chosen shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or, if earlier, until his death, resignation or removal. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected (including any special meeting convened for such purpose) to elect the number of directors then constituting the whole Board of Directors.

Section 19. Resignation.  Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary of the corporation, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal.  The Board of Directors or any individual director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class or (b) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 21. Meetings.

(a) Regular Meetings.  Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, by facsimile, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings.  Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board of Directors, the Chief Executive Officer or any two or more directors.

(c) Meetings by Electronic Communications Equipment.  Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings.  Notice of the date, time and place of all special meetings of the Board of Directors shall be delivered orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, by facsimile, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the start of the meeting. If notice is sent by US mail, it shall be mailed by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice.  The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice, or consent to holding such meeting, or approval of the minutes of such meeting, or shall waive notice by electronic transmission. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees And Compensation.  Directors shall be entitled to such compensation for their services as may be fixed or approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Committees.  The Board of Directors may, from time to time, appoint such committees as may be permitted by law. Such committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Term.  The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsection (a) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c) Meetings.  Unless the Board of Directors shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization.  At every meeting of the directors, unless otherwise determined by the Board of Directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Vice Chairman, or if a Vice Chairman has not been appointed or is absent, the Chief Executive Officer (if a director), or, if the Chief Executive Officer is absent, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the chairman of the meeting, shall act as secretary of the meeting.

Section 27. Chairman of the Board of Directors.  The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and the stockholders. The Chairman of the Board of Directors shall perform such other duties as are commonly incident to the position of Chairman and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

ARTICLE V

OFFICERS

Section 28. Officers Designated.  The officers of the corporation shall be the Chief Executive Officer and the Secretary. The corporation may also have, at the discretion of the Board, one or more presidents, a chief financial officer, a treasurer, a controller, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant controllers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. The Board of Directors may also assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29. Tenure And Duties Of Officers.

(a) General.  All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless any such officer shall sooner resign or be removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer.  The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless the Chairman or Vice Chairman of the Board of Directors has been appointed and is present or as otherwise determined by the Board of Directors. The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.

(c) Duties of President.  Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Executive Officer, the president shall have general supervision, direction, and control of the business and other officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer shall designate from time to time.

(d) Duties of Vice Presidents.  The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary.  The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer or, if the Chief Executive Officer has not been appointed or is absent, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time.

(f) Duties of Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer or, if the Chief Executive Officer has not been appointed or is absent, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time. The Chief Executive Officer or, if the Chief Executive Officer has not been appointed or is absent, the President may direct the Controller, any Assistant Controller or any other officer appointed by the Board to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer and each Controller, Assistant Controller or such other officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time.

Section 30. Delegation Of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer or, if the Chief Executive Officer has not been appointed or is absent, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32. Removal.  Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

FORUM FOR ADJUDICATION OF DISPUTES

Section 33. Forum for Adjudication of Disputes.  Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.

ARTICLE ~~VI~~ARTICLE VII

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF
SECURITIES OWNED BY THE CORPORATION

Section ~~33.~~Section 34. Execution Of Corporate Instruments.  The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section ~~34.~~Section 35. Voting Of Securities Owned By The Corporation.  All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE ~~VII~~ARTICLE VIII

SHARES OF STOCK

Section ~~35.~~Section 36. Form And Execution Of Certificates.  The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President and by the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section ~~36.~~Section 37. Lost Certificates.  A new certificate or certificates (or uncertificated shares in lieu of a new certificate) shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section ~~37.~~Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, who shall furnish proper evidence of authority to transfer, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section ~~38.~~Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this subsection (a) at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section ~~39.~~Section 40. Registered Stockholders.  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE ~~VIII~~ARTICLE IX

OTHER SECURITIES OF THE CORPORATION

Section ~~40.~~Section 41. Execution Of Other Securities.  All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security, or interest coupon, so signed or attested shall have been delivered, such bond, debenture or other corporate security, or interest coupon, nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE ~~IX~~ARTICLE X

DIVIDENDS

Section ~~41.~~Section 42. Declaration Of Dividends.  Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section ~~42.~~Section 43. Dividend Reserve.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE ~~X~~ARTICLE XI

FISCAL YEAR

Section ~~43.~~Section 44. Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE ~~XI~~ARTICLE XII

INDEMNIFICATION

Section ~~44.~~Section 45. Indemnification Of Directors, Officers, Employees And Other Agents.

(a) Directors and Officers.  The corporation shall indemnify each of its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors; and, provided, further, that the corporation shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents.  The corporation shall have power to indemnify, and to advance expenses to, its employees and other agents as set forth in the DGCL or any other applicable law. To the full extent permitted by law, the Board of Directors shall have the power to delegate the determination of whether indemnification and advancement of expenses shall be given to any such person, except to officers, to such officers or other persons as the Board of Directors shall determine.

(c) Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of such action, suit or proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 44, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or believed was opposed to, the best interests of the corporation.

(d) Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director. Any right to indemnification or advances granted by this Section 44 to a director shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. To the extent that any provision of the Certificate of Incorporation, agreement, or vote of the stockholders or disinterested directors is inconsistent with these Bylaws, the provision, agreement, or vote shall take precedence. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights.  The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance.  To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.

(h) Amendments.  Any amendment, repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director, officer, employee or other agent to the full extent permitted by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director to the full extent not prohibited under any other applicable law.

(j) Certain Definitions.  For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 44.

ARTICLE ~~XII~~ARTICLE XIII

NOTICES

Section ~~45.~~Section 46. Notices.

(a) Notice To Stockholders.  Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile or by electronic mail or other electronic means. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent, and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this subsection (a) shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) Notice To Directors.  Any notice required to be given to any director may be given by the method stated in subsection (a) of this Section 45, as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, electronic mail or other electronic means, except that such notice other than one which is delivered personally shall be sent to such address or (in the case of electronic communication) such e-mail address, facsimile telephone number or other form of electronic address as such director shall have filed in writing or by electronic communication with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing.  An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing, unless otherwise provided in these Bylaws, and all notices given by means of electronic transmission shall be deemed to have been given as at the sending time recorded by the electronic transmission equipment operator transmitting the same.

(d) Methods of Notice.  It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful.  Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address.  Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

(g) No Effect on Limitations of Time.  The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice.

ARTICLE ~~XIII~~ARTICLE XIV

AMENDMENTS

Section ~~46.~~Section 47. Amendments.  Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE ~~XIV~~ARTICLE XV.

BUSINESS COMBINATIONS

Section ~~47.~~Section 48. Section 203.  The corporation shall not be governed by Section 203 of the DGCL; provided, however, that this amendment shall not be effective until twelve (12) months after its adoption on June 4, 2009 and shall not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

APPENDIX B

LEAPFROG ENTERPRISES, INC.

AMENDED AND RESTATED 2011 EQUITY AND INCENTIVE PLAN

Adopted by the Board of Directors: March 17, 2011
Approved by the Stockholders: June 2, 2011
Amended and Restated: March 30, 2012
Approved by the Stockholders: June 5, 2012
Amended and Restated: June 19, 2015
Termination Date: March 16, 2021

1. General.

(a) Successor to and Continuation of Prior Plan.  The Plan is intended as the successor to and continuation of the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards under the Prior Plan as of the Effective Date (the “Prior Plan’s Available Reserve”) shall become available for issuance pursuant to Stock Awards granted hereunder. From and after the Effective Date, all outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan; provided, however, any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired or withheld by the Company to satisfy a tax withholding obligation or as consideration for the exercise of an Option (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a)~~1(b)~~, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Class A Common Stock through the granting of Awards.

2. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Class A Common Stock pursuant to a Stock Award; (E) the number of shares of Class A Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Class A Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Class A Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.  The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are providing Continuous Service to the Company or any of its Subsidiaries who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value pursuant to Section 13(w)(iii) below.

(e) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Class A Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. Notwithstanding the foregoing, the Board or Committee shall have the authority, without the approval of the Company’s stockholders, to cancel outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Class A Common Stock in exchange only for a nominal cash payment of consideration as necessary to effect a cancellation of the Award, provided that such cancellation is not treated as a repricing under United States generally accepted accounting principles.

3. Shares Subject to the Plan.

(a) Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Class A Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed ~~seventeen~~nineteen million ~~seven~~ one hundred ~~fifty-one~~two thousand ~~five~~ seven hundred ~~twenty-eight~~nineteen (~~17,751,528~~19,102,719) shares (the “Share Reserve”), which number is the sum of (i) 4,183,697, which is equal to the number of shares subject to the Prior Plan’s Available Reserve, (ii) an additional 12~~8~~,~~7~~200,000 new shares, plus (iii) a maximum of ~~4,867,831~~2,719,022 Returning Shares (which number consists of ~~633,842~~1,102,676 which ~~are~~ became available for issuance after approval of the Plan ~~as of March 30, 2012~~ and ~~4,233,989~~1,616,346 shares which remain subject to stock awards under the Prior Plan as of ~~March 30, 2012~~May 31, 2015~~, as such shares become available from time to time~~). The number of shares available for issuance under the Plan shall be reduced by one (1) share for each share of Class A Common Stock issued pursuant to any Stock Award granted under the Plan. For clarity, the number of shares reserved for issuance in this Section 3(a) is a limitation on the number of shares of the Class A Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Class A Common Stock that may be available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve.  If any shares of Class A Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. Any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.

(c) Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Class A Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be ~~seventeen~~ nineteen million ~~seven~~ one hundred ~~fifty-one~~two thousand ~~five~~ seven hundred ~~twenty-eight~~nineteen (19,102,179~~17,751,528~~) shares of Class A Common Stock.

(d) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of Three Million Five Hundred Thousand (3,500,000) shares of Class A Common Stock subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s stockholders.

(e) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Class A Common Stock, including shares repurchased by the Company on the open market or otherwise.

4. Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5. Provisions relating to Options and Stock Appreciation Rights.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Class A Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option.

The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Class A Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Class A Common Stock equivalents.

(c) Purchase Price for Options.  The purchase price of Class A Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Class A Common Stock;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Class A Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Class A Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Exercise and Payment of a SAR.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Class A Common Stock equal to the number of Class A Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a

Stock Appreciation Right may be paid in Class A Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(e) Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer.  An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Class A Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Class A Common Stock or other consideration resulting from such exercise.

(f) Vesting Generally.  The total number of shares of Class A Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Class A Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date.  If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Class A Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Class A Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Class A Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j) Death of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k) Termination for Cause.  Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate immediately upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees.  No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Class A Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6. Provisions of Stock Awards other than Options and SARs.

(a) Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Class A Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the

Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting.  Shares of Class A Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Class A Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability.  Rights to acquire shares of Class A Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Class A Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends.  A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Class A Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Class A Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Class A Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Class A Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Class A Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Class A Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards.  A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed three million five hundred thousand (3,500,000) shares of Class A Common Stock. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards.  A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion.  The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv) Section 162(m) Compliance.  Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under

Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Class A Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares of Class A Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d) Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Class A Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Class A Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Class A Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Class A Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Class A Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Class A Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Class A Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Class A Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Class A Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes.  The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. Miscellaneous.

(a) Use of Proceeds from Sales of Class A Common Stock.  Proceeds from the sale of shares of Class A Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Class A Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Class A Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Class A Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Class A Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Class A Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Class A Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Class A Common Stock.

(g) Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Class A Common Stock from the shares of Class A Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Class A Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i) Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Class A Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Class A Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

9. Adjustments upon Changes in Stock; Other Corporate Events.

(a) Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c)~~3(c)~~, (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d) and 6(c)(i)~~6(c)(i)~~, and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Class A Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Class A Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Class A Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv) arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; or

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants.

(d) Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. Effective Date of Plan.

This Plan shall become effective on the Effective Date.

12. Choice of Law.

The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13. Definitions.  As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Class A Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f) “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following:

(i) any Exchange Act Person (other than Larry Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing) becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(h) “Class A Common Stock” means the Class A common stock of the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k) “Company” means LeapFrog Enterprises, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Class A Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means June 2, 2011.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company, or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Class A Common Stock determined as follows:

(i) If the Class A Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Class A Common Stock shall be the closing selling price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Class A Common Stock) on the date of determination or, if the day of determination is not a market trading day, the last market trading day prior to the day of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Class A Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Class A Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Class A Common Stock granted pursuant to the Plan.

(cc) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee) “Other Stock Award” means an award based in whole or in part by reference to the Class A Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(kk) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(ll) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board may make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.

(mm) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo) “Plan” means this LeapFrog Enterprises, Inc. 2011 Equity and Incentive Plan.

(pp) “Restricted Stock Award” means an award of shares of Class A Common Stock which is granted pursuant to the terms and conditions of Section 6(a)~~6(a)~~.

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Class A Common Stock which is granted pursuant to the terms and conditions of Section 6(b)~~6(b)~~.

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Class A Common Stock that is granted pursuant to the terms and conditions of Section 5.

(ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Stock Award” means any right to receive Class A Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.